Exhibit 2.5

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of January 23, 2017,

by and among

Multi Packaging Solutions International Limited

WestRock Company

and

Wrk Merger Sub Limited

i

ii

EXHIBITS

Exhibit A: Form of Voting Agreement

Exhibit B: Statutory Merger Agreement

iii

index of defined terms

Acceptable Confidentiality Agreement	55	Confidentiality Agreement	40
Acquisition Proposal	37	Continuing Employee	45
Action	55	Contract	57
Adverse Recommendation Change	35	Dissenting Holder	57
Affiliate	55	Dissenting Shares	57
Agreement	1	Divestiture Actions	42
Alternative Acquisition Agreement	55	DOJ	57
Applicable Law(s)	55	Effective Time	2
Appraisal Withdrawal	6	End Date	50
Appraised Fair Value	6	Environmental Law	17
Assumed Award	7	Environmental Permits	17
Bermuda Companies Act	55	ERISA	57
Book-Entry Share	3	ERISA Affiliate	57
Business Day	55	Exchange Act	57
Capitalization Date	10	Exchange Ratio	8
CERCLA	17	Existing Credit Facility	57
Certificate	3	FCPA	58
Certificate of Merger	2	FTC	58
Closing	2	GAAP	58
Closing Date	2	Governmental Entity	58
Code	55	Hazardous Materials	18
Collective Bargaining Agreement	56	Holding Sub	29
Company	1	HSR Act	58
Company Benefit Plans	21	Indebtedness	58
Company Board	1	Intellectual Property	58
Company Disclosure Letter	8	Knowledge	59
Company Material Adverse Effect	56	Letter of Transmittal	4
Company Organizational Documents	57	Lien	59
Company Personnel	21	Material Contract	18
Company Recommendation	9	Maximum Amount	43
Company Restricted Stock Award	57	Merger	1
Company Restricted Stock Unit Award	57	Merger Application	2
Company SEC Documents	12	Merger Consideration	3
Company Securities	10	Merger Sub	1
Company Shareholder Approval	9	Merger Sub Shares	3
Company Shareholders Meeting	10	NYSE	59
Company Shares	3	Order	59
Company Stock Award Agreement	11	Parent	1
Company Stock Plans	57	Parent Common Stock	7

i

Parent Disclosure Letter	26	SEC	60
Parent Material Adverse Effect	59	Securities Act	60
Parent Organizational Documents	27	SOX	60
Paying Agent	4	Specified Employee	60
Payment Fund	4	Specified Person	52
Permits	59	Statutory Merger Agreement	60
Permitted Liens	59	Subsidiary	60
Person	60	Superior Proposal	37
Proxy Statement	38	Surviving Company	2
Registered IP	16	Takeover Laws	41
Registrar	2	Tax Returns	60
Regulation S-X	60	Taxes	60
Regulatory Laws	60	Termination Fee	52
Release	18	UK Bribery Act	61
Representatives	34	Uncertificated Share	6
Required Antitrust Approvals	60	Voting Agreement	1

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 23, 2017 is among WestRock Company (“Parent”), a Delaware corporation, WRK Merger Sub Limited (“Merger Sub”), a Bermuda exempted company and a wholly-owned subsidiary of Parent, and Multi Packaging Solutions International Limited (the “Company”), a Bermuda exempted company.

R E C I T A L S

WHEREAS, the Board of Directors of each of Parent and Merger Sub have (i) approved and adopted the transactions contemplated hereby, on the terms and subject to the conditions set forth herein and in the Statutory Merger Agreement, including the merger of Merger Sub with and into the Company, with the Company surviving such merger (the “Merger”), (ii) determined that the terms of this Agreement and the Statutory Merger Agreement are in the best interests of and fair to Parent or Merger Sub, as applicable, and their respective shareholders, and (iii) declared the advisability of this Agreement, the Statutory Merger Agreement and the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) approved the execution, delivery and performance of this Agreement and the Statutory Merger Agreement, (ii) determined that entering into this Agreement and the Statutory Merger Agreement is in the best interests of the Company and its shareholders, (iii) declared this Agreement advisable and (iv) resolved to recommend approval of the Merger, this Agreement and the Statutory Merger Agreement to the Company’s shareholders;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement, certain shareholders of the Company named therein have entered into an agreement with Parent (the “Voting Agreement”), in substantially the form attached as Exhibit A, pursuant to which such Persons have agreed to vote all of their respective Company Shares in favor of, and to otherwise support, the Merger and to vote against certain Acquisition Proposals; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01.      The Merger. Subject to the terms and conditions of this Agreement and the Statutory Merger Agreement, and in accordance with the Bermuda Companies Act, at the Effective Time, (i) Merger Sub shall be merged with and into the Company such that the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving company in the Merger (the “Surviving Company”), and (iii) the Merger shall have the effects set forth in this Agreement and Section 109(2) of the Bermuda Companies Act. As a result of the Merger, the Surviving Company shall become a wholly-owned subsidiary of Parent.

Section 1.02.      Closing. Subject to the satisfaction or (to the extent permitted by Applicable Law) waiver of all of the conditions set forth in ARTICLE VII, the closing of the Merger (the “Closing”) shall take place no later than the third (3rd) Business Day after satisfaction or (to the extent permitted by Applicable Law) waiver of all of the conditions set forth in ARTICLE VII that are susceptible to satisfaction prior to the Closing, at the offices of Conyers Dill & Pearman Limited, Clarendon House, 2 Church Street, Hamilton, Bermuda, unless another date or place is agreed to in writing by Parent and the Company. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03.      Effective Time. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, Parent, Merger Sub and the Company shall (a) on the Closing Date, execute and deliver the Statutory Merger Agreement, (b) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (c) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the Merger Application. The Merger shall become effective on the date shown in the Certificate of Merger. Parent, Merger Sub and the Company agree that they will request that the Registrar provide in the Certificate of Merger that the effective date of the Merger be the Closing Date (the “Effective Time”).

Section 1.04.      Memorandum of Association and Bye-Laws. The memorandum of association and bye-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the memorandum of association and bye-laws of the Surviving Company, until thereafter changed or amended as provided therein or by Applicable Law (in each case, subject to Section 6.04).

Section 1.05.      Directors and Officers of Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company, and the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal.

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ARTICLE II

Effect on the Capital Stock of the Constituent Entities

Section 2.01.      Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or holders of any common shares, par value $1.00 per share, of the Company (“Company Shares”) or any common shares of Merger Sub (“Merger Sub Shares”):

(a)                Capital Stock of Merger Sub. Each issued and outstanding Merger Sub Share shall be cancelled and converted into one fully paid and nonassessable common share of the Surviving Company.

(b)               Cancellation of Treasury Stock and Parent-Owned Stock; Treatment of Stock Owned by Company Subsidiaries.

(i)                 All Company Shares that are owned by the Company as treasury shares and any Company Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii)               All Company Shares owned by any direct or indirect wholly owned Subsidiary of the Company shall be automatically converted into such number of common shares of the Surviving Company such that the ownership percentage of any such Subsidiary in the Surviving Company immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(c)                Conversion of Company Shares. Each issued and outstanding Company Share (other than Company Shares to be cancelled or converted in accordance with Section 2.01(b) and Dissenting Shares) shall be converted into the right to receive $18.00 (the “Merger Consideration”), payable to the holder thereof in cash, without interest. Subject to Section 2.03, as of the Effective Time, all such Company Shares shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (a “Certificate”) or person entered as the owner in a book-entry in respect of a share (a “Book-Entry Share”) that immediately prior to the Effective Time represented outstanding Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pertaining to the Company Shares represented by such Certificate or Book-Entry Share upon the surrender thereof in accordance with Section 2.02. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the issued and outstanding Company Shares shall have been changed into a different number of shares or a different class, by reason of any bonus issue, share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of Company Shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Company Shares will be appropriately adjusted to provide the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event; provided that with respect to outstanding awards made under the Company Stock Plans, any such adjustments shall be made in accordance with the applicable Company Stock Plan. Nothing in this Section 2.01(c) shall be construed to permit the Company or any of its Subsidiaries to take any action that is otherwise prohibited by this Agreement, including pursuant to Section 5.01(a).

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Section 2.02.      Exchange of Certificates.

(a)                Paying Agent. Prior to the Closing Date, Parent shall designate American Stock Transfer & Trust Company LLC as agent for the holders of Company Shares in connection with the Merger (the “Paying Agent”) and to receive the consideration to which holders of Company Shares shall become entitled pursuant to Section 2.01(c). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent the cash necessary to pay the aggregate Merger Consideration for the Company Shares converted into the right to receive the Merger Consideration (such cash being hereinafter referred to as the “Payment Fund”). If for any reason the Payment Fund is inadequate to pay the amounts to which holders of Company Shares shall be entitled under Section 2.01(c), Parent shall promptly deposit, or cause to be deposited, additional cash with the Paying Agent sufficient to make all payments of the aggregate Merger Consideration, and Parent and the Surviving Company shall in any event be liable for payment thereof.

(b)               Letter of Transmittal. As promptly as reasonably practicable after the Effective Time (and in any event within three (3) Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of Company Shares whose shares are converted into the right to receive the Merger Consideration pursuant to Section 2.01 a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) as Parent may specify, subject to the Company’s reasonable approval, and shall be prepared prior to the Closing), together with instructions thereto.

(c)                Merger Consideration Received in Connection with Exchange. Upon (i) in the case of Company Shares represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent or (ii) in the case of Book-Entry Shares, the receipt of an “agent’s message” by the Paying Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Company Shares shall be entitled to receive in exchange therefor the Merger Consideration into which such Company Shares have been converted pursuant to Section 2.01. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such Company Shares (or, if such Company Shares are held in book-entry form, proper evidence of such transfer) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each Company Share, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of Company Shares are entitled to receive in respect of such shares pursuant to Section 2.01(c). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or Book-Entry Shares).

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(d)               Treatment of Unexchanged Shares. Except as provided in Section 2.02(j), no cash payment with respect to the Merger Consideration shall be paid to the holder of any unsurrendered Certificate (or Book-Entry Shares) until the surrender of such Certificate (or Book-Entry Shares) in accordance with this ARTICLE II.

(e)                No Further Ownership Rights in Company Shares. The Merger Consideration paid in accordance with the terms of this ARTICLE II, upon conversion of any Company Shares, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, there shall be no further registration of transfers on the register of members of the Surviving Company of Company Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing Company Shares are presented to Parent or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE II, subject to satisfaction of the terms, conditions and requirements set forth in Section 2.02(c).

(f)                Termination of Payment Fund. Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Shares one year after the Effective Time shall be delivered to Parent, and any holder of Company Shares who has not theretofore complied with this ARTICLE II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

(g)               No Liability. None of the Company, Parent, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Payment Fund which remains undistributed to the holders of Company Shares for two years after the Effective Time (or immediately prior to such earlier date on which the Payment Fund would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(h)               Investment of Payment Fund. The Paying Agent shall invest the cash in the Payment Fund as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion. Any interest and other income resulting from such investments shall be paid to Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any shareholder of the Company to receive the Merger Consideration or any other payment as provided herein.

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(i)                 Withholding Rights. Each of Parent, the Company, the Surviving Company, and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Shares, Company Restricted Stock Awards or Company Restricted Stock Unit Awards pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under Applicable Law with respect to Taxes. Amounts so withheld and timely paid over to the appropriate Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(j)                 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the Merger Consideration.

(k)               Uncertificated Shares. If any Company Shares are held in uncertificated form in a direct registration system (each, an “Uncertificated Share”), then promptly after the Effective Time, Parent shall cause the Paying Agent to (i) mail to each holder of Uncertificated Shares (other than Dissenting Shares) materials advising such holder of the effectiveness of the Merger and the conversion of its Uncertificated Shares into the right to receive the Merger Consideration and (ii) deliver the amount of cash that such holder is entitled to receive in respect of its Uncertificated Shares pursuant to Section 2.01(c) (after giving effect to any required Tax withholdings as provided in Section 2.02(i)), without interest thereon.

Section 2.03.      Shares of Dissenting Holders.

(a)                At the Effective Time, all Dissenting Shares shall automatically be canceled and shall cease to exist and, unless otherwise required by Applicable Law, shall automatically be converted into the right to receive the Merger Consideration, and any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) is greater than the Merger Consideration, be entitled to receive such difference from the Surviving Company by payment made within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.

(b)               In the event that a holder of Dissenting Shares fails to exercise, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”) such holder’s Dissenting Shares shall automatically be canceled and shall cease to exist and shall automatically be converted as of the Effective Time into the right to receive solely the Merger Consideration for each such Dissenting Share.

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(c)                The Company shall give Parent (i) written notice of (A) any demands for appraisal of Dissenting Shares, Appraisal Withdrawals and any other instruments, notices, petitions or other written communication received by the Company in accordance with this Section 2.03 and (B) to the extent that the Company has Knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by Applicable Law, the right to participate in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act.

Section 2.04.      Treatment of Company Restricted Stock Unit Awards and Company Restricted Stock Awards.

(a)                Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering any Company Stock Plans) will take all actions as it deems necessary or appropriate to give effect to this Section 2.04 to provide that immediately prior to the Effective Time:

(i)                 Each Company Restricted Stock Unit Award that is subject to performance-based vesting conditions and each Company Restricted Stock Award, in each case that is then outstanding, shall be cancelled and terminated, and each holder thereof shall have the right to receive from the Surviving Company, in respect of such Company Restricted Stock Unit Award or Company Restricted Stock Award, an amount in cash (less applicable withholding Taxes, if any) equal to (x) the number of Company Shares subject to such Company Restricted Stock Unit Award or Company Restricted Stock Award as of immediately prior to the Effective Time (assuming, in the case of Company Restricted Stock Unit Awards that are subject to performance-based vesting conditions, that satisfaction of the performance goals as of the Closing Date is calculated as set forth in the agreement governing such Company Restricted Stock Unit Awards), multiplied by (y) the Merger Consideration, payable through the Surviving Company’s payroll systems promptly (but in any event within five (5) Business Days) following the Closing Date; provided that to the extent any amounts described in this Section 2.04(a)(i) relate to a payment that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Company shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such payment that will not trigger a tax or penalty under Section 409A of the Code.

(ii)               Each Company Restricted Stock Unit Award that is not subject to performance-based vesting conditions that is then outstanding shall be assumed by Parent and converted into an award of restricted stock units by Parent (an “Assumed Award”) with respect to a number of shares of common stock of Parent, par value $0.01 per share (“Parent Common Stock”), equal to (i) the number of Company Shares subject to such Company Restricted Stock Unit Award as of immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio (as defined below), rounded to the nearest whole share, on the same terms and conditions as were applicable to such Company Restricted Stock Unit Award as of immediately prior to the Effective Time. For purposes of this Agreement, “Exchange Ratio” means a fraction, the numerator of which is the Merger Consideration and the denominator of which is the average of the volume weighted average price per share of Parent Common Stock on the New York Stock Exchange Inc. (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the five (5) consecutive trading days ending with the second complete trading day immediately prior to the Closing Date.

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(b)               Prior to the Effective Time, Parent shall take all corporate action necessary to (i) reserve for issuance a sufficient number of shares of Parent Common Stock for issuance with respect to the Assumed Awards and (ii) cause the registration of the shares of Parent Common Stock issuable with respect to the Assumed Awards to become effective as part of a registration statement on Form S-8 or Form S-3 as the case may be, or any successor or other appropriate forms, and, thereafter, Parent shall deliver to holders of Assumed Awards any applicable prospectus and shall maintain the effectiveness of such registration statement, including the current status of any related prospectus, for so long as the Assumed Awards remain outstanding.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the Company SEC Documents filed with, or furnished to, the SEC after October 21, 2015 and publicly available at least two Business Days prior to the date of this Agreement (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature); provided, however, that (A) in no event shall any disclosure in any Company SEC Documents apply to or qualify any representation or warranty in Section 3.03 and (B) any matter set forth in a Company SEC Document shall be deemed to apply to and qualify any representation or warranty in this ARTICLE III only to the extent that it is reasonably apparent that the description of such matter in such Company SEC Document is relevant to the topic of such representation or warranty; or (ii) as disclosed in the disclosure letter delivered by the Company to Parent at or before the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this ARTICLE III to which it corresponds and each other section or subsection of this ARTICLE III only to the extent that it is reasonably apparent that such information is relevant to such other section or subsection):

Section 3.01.      Qualification, Organization, Subsidiaries, etc. The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of Bermuda and has all requisite power and authority necessary to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and, to the extent legally applicable, in good standing under the Applicable Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under Applicable Law) in each jurisdiction in which the properties and assets owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except, in the case of the Company and its Subsidiaries, where the failure to be so duly approved, qualified or licensed and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement a true, correct and complete copy of the memorandum of association and bye-laws of the Company in effect as of the date of this Agreement. A true, correct and complete list of all the Subsidiaries of the Company, identifying the name, jurisdiction of incorporation or organization, and type of entity of each such Subsidiary, is set forth on Section 3.01 of the Company Disclosure Letter. Except for the capital stock and voting securities of, and other equity interests in, the Company’s Subsidiaries set forth on Section 3.01 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity. All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company’s Subsidiaries have been validly issued and are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.

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Section 3.02.      Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the affirmative vote of three-fourths of the issued and outstanding Company Shares voting at the Company Shareholders Meeting (the “Company Shareholder Approval”). The Company Board has (i) approved the execution, delivery and performance of this Agreement and the Statutory Merger Agreement, (ii) determined that entering into this Agreement and the Statutory Merger Agreement is in the best interests of the Company and its shareholders, (iii) declared this Agreement advisable and (iv) resolved to recommend that the Company’s shareholders adopt this Agreement and the Statutory Merger Agreement (the “Company Recommendation”). The Company Board has directed that the Company submit the adoption of this Agreement and the Statutory Merger Agreement to a vote at a meeting of the shareholders of the Company having a quorum of at least two persons holding or representing by proxy one-third of the issued Company Shares in accordance with the terms of this Agreement (the “Company Shareholders Meeting”). As of the date of this Agreement, such approvals, determinations, declarations, resolutions and directions are valid and have not been amended or withdrawn. Except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize or adopt this Agreement and the Statutory Merger Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by Applicable Law). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

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Section 3.03.      Capital Structure.

(a)                The authorized share capital of the Company consists of 1,000,000,000 shares, which may be designated by the Company Board as Company Shares or preference shares. At the close of business on January 20, 2017 (the “Capitalization Date”), (i) 77,695,438 Company Shares were issued and outstanding, (ii) 4,730,744 Company Shares were reserved and available for issuance or issued and outstanding pursuant to the Company Stock Plans, of which 739,930 Company Shares were potentially issuable upon the vesting or settlement of Company Restricted Stock Unit Awards (assuming vesting and settlement of Company Restricted Stock Unit Awards that are subject to performance-based vesting criteria based on maximum achievement of applicable performance goals) and 7,062 Company Shares were issued and outstanding pursuant to Company Restricted Stock Awards, and (iii) no preference shares were issued and outstanding.

(b)               Except as set forth in Section 3.03(a), as of the Capitalization Date, there were (i) no outstanding shares of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any Subsidiary of the Company, or that obligate the Company or any Subsidiary of the Company to issue, any shares of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of, or other equity or voting interests in, the Company, (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any shares of, or other equity or voting interests in, the Company and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any of the foregoing or dividends paid thereon (the items described in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as “Company Securities”). There are no outstanding agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (except pursuant to the acquisition by the Company of Company Shares for purposes of satisfying Tax withholding obligations with respect to holders of Company Restricted Stock Unit Awards and Company Restricted Stock Awards), or obligate the Company or any Subsidiary of the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. There are no bonds, debentures, notes or other Indebtedness of the Company or its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote. Neither the Company nor any of its Subsidiaries is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All issued and outstanding Company Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has (A) issued any Company Securities or incurred any obligation to make any payments based on the price or value of Company Securities or dividends paid thereon, other than pursuant to Company Restricted Stock Unit Awards and Company Restricted Stock Awards that were outstanding as of the Capitalization Date or (B) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Securities.

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(c)                The Company Shares constitute the only issued and outstanding class of securities of the Company or its Subsidiaries registered under the Exchange Act.

(d)               All outstanding Company Restricted Stock Awards and Company Restricted Stock Unit Awards are evidenced by individual written award agreements (each, a “Company Stock Award Agreement”) substantially similar to the form relating to the applicable jurisdiction, true, correct and complete copies of which have been made available to Parent prior to the date hereof, and no Company Stock Award Agreement contains terms that are different in any material respect from the terms contained in any such form. Section 3.03(d)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list of all outstanding Company Restricted Stock Awards and Company Restricted Stock Unit Awards as of the Capitalization Date, setting forth the holder’s identification number, the grant date and vesting terms of the award (in the case of Company Restricted Stock Units that are subject to performance-based vesting criteria, including the number of Company Shares that are issuable pursuant to the award based on maximum achievement of applicable performance goals).

(e)                No Subsidiary of the Company owns any Company Shares.

Section 3.04.      Governmental Authorization; Non-contravention.

(a)                The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (i) the filing of the Merger Application and related attachments with the Registrar and issuance by the Registrar of the Certificate of Merger, (ii) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Regulatory Law as set forth on Section 3.04 of the Company Disclosure Letter (including the expiration or termination of the applicable waiting periods under the HSR Act and the other anti-trust notification and approvals required under non-U.S. jurisdictions, as set forth on Section 3.04 of the Company Disclosure Letter), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act (including the filing with the SEC of the Proxy Statement), and any other applicable U.S. state or federal securities laws and (iv) consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained, made or given, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent or materially delay or adversely affect the consummation of the Merger.

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(b)               The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Documents, (ii) assuming compliance with the matters referred to in Section 3.04(a) and receipt of the Company Shareholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 3.04(a) and receipt of the Company Shareholder Approval, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding upon the Company or any of its Subsidiaries or any governmental licenses, authorizations, Permits, consents (including consents required by Contract), approvals, variances, exemptions or Orders affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially delay or adversely affect the consummation of the Merger.

Section 3.05.      Company SEC Documents.

(a)                The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses and other documents required to be filed with or furnished to the SEC by the Company since October 21, 2015, together with any exhibits and schedules thereto and other information incorporated therein (collectively, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of SOX, the Securities Act or the Exchange Act, as the case may be, and the published rules and regulations of the SEC, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (and, if amended, as of the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(b)               The consolidated financial statements of the Company (including the related notes) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, had been prepared in all material respects in accordance with GAAP (except, in the case of unaudited consolidated financial statements, as permitted by rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited consolidated financial statements, to normal year-end adjustments).

(c)                The Company has designed and maintains a system of internal controls over financial reporting and accounting (including “internal control over financial reporting” as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (iii) that transactions are executed only in accordance with the authorization of management and directors of the Company and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets that could have a material effect on the Company’s financial statements. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are sufficient to provide reasonable assurance that material information (both financial and non-financial) that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(d)               As of the date of this Agreement, there was no outstanding Indebtedness of the Company or its Subsidiaries, determined on a consolidated basis, other than Indebtedness disclosed in the balance sheet of the Company and its Subsidiaries as of September 30, 2016, as disclosed in the Company SEC Documents.

(e)                Each of the chief executive officer of the Company and the chief financial officer of the Company (or each former chief executive officer of the Company and each former chief financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents. Since October 21, 2015, none of the Company or any of the Company’s Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

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(f)                Since October 21, 2015, none of the Company, the Company’s independent accountants, the Company Board or the audit committee of the Company Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of the Company, (y) “material weakness” in the internal controls over financial reporting of the Company or (z) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(g)               Neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company’s Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company’s Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or the other Company SEC Documents.

Section 3.06.      Absence of Certain Changes or Events.

(a)                Since September 30, 2016, there have not been any changes, effects, events, occurrences or developments that, individually or in the aggregate (i) have had or would reasonably be expected to have a Company Material Adverse Effect or (ii) would reasonably be expected to prevent or materially delay or adversely affect the Company’s ability to consummate the Merger;

(b)               From September 30, 2016 to the date of this Agreement, the business of the Company and the Company’s Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice; and

(c)                From September 30, 2016 to the date of this Agreement, neither the Company nor any of its Subsidiaries have taken, or committed or agreed to take, any actions that would have been prohibited pursuant to clauses (i), (iii), (v), (vii), (xii), (xiii) (solely, in the case of clause (xiii), with respect to any Specified Employees), (xvi) or (xx) (solely in the case of clause (xx), to the extent related to the foregoing clauses listed in this Section 3.06(c) and clause (ii) of Section 5.01(a)) of Section 5.01(a) if such covenants had been in effect as of September 30, 2016.

Section 3.07.      No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities or obligations (i) reflected or reserved against in the most recent audited balance sheet (including the notes thereto) of the Company and its Subsidiaries included in the Company SEC Documents filed prior to the date hereof, (ii) incurred after September 30, 2016, in the ordinary course of business consistent with past practice, (iii) expressly permitted by this Agreement or (iv) as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

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Section 3.08.      Absence of Litigation. As of the date hereof, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any Order to which the Company or any of its Subsidiaries is subject, except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent or materially delay or adversely affect the Company’s ability to consummate the Merger or comply with its obligations under this Agreement.

Section 3.09.      Compliance with Applicable Laws; Permits; FCPA.

(a)                Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are, and since January 1, 2015 have been, in compliance with all Applicable Laws, Orders and Permits applicable to the Company and its Subsidiaries, and (ii) there are no, and since January 1, 2015, there have been no, Actions pending or, to the Knowledge of the Company, threatened alleging that the Company or a Subsidiary of the Company is not in compliance with any Applicable Law, Order or Permit or which challenges or questions the validity of any rights of the Company or any Subsidiary of the Company with respect to any Permit. The Company and each of its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses, except where the failure to hold a Permit, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)               Without limiting the generality of Section 3.09(a), except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (i) the Company and its Subsidiaries, and their respective directors, officers, managers and employees, have complied with the FCPA, the UK Bribery Act and all other applicable foreign and domestic anticorruption or antibribery laws, (ii) the Company and its Subsidiaries have developed, implemented and maintained a compliance program, which includes corporate policies, training and procedures, designed to ensure compliance with the FCPA, the UK Bribery Act and all other anticorruption and antibribery laws in effect in the jurisdictions in which the Company and its Subsidiaries operate, and (iii) neither the Company nor any of its Subsidiaries, directors, or officers nor, to the Knowledge of the Company, any of its managers, employees, agents, intermediaries or other representatives acting on its behalf have directly or indirectly (A) made any unlawful contributions, gifts or entertainment expenditures, incurred any other unlawful expenses or made any unlawful provision of any item of value relating to political activity, (B) offered, promised, paid or delivered any fee, commission, sum of money or item of value, however characterized, to any officer, official or employee, or any finder, agent, intermediary or other party acting on behalf of an officer, official or employee, of any government, state-owned or political agency, department, enterprise or instrumentality, in the United States or any other country, for the purpose of illegally influencing such officer, official or employee or that was otherwise illegal under any Applicable Law, (C) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee, agent or intermediary of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (D) taken any action or made any omission in violation of any Applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts or (E) established or maintained any unrecorded fund or account of any nature that was illegal under Applicable Law.

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Section 3.10.      Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a)                (i) Section 3.10(a) of the Company Disclosure Letter identifies all material patents, pending patent applications, and registered trademarks owned by the Company and its Subsidiaries as of the date of this Agreement (the “Registered IP”) and (ii) the Company and its Subsidiaries collectively own such Registered IP;

(b)               the Company and its Subsidiaries own, license or have the right to use all Intellectual Property used in and necessary to the operation of their business as conducted on the date of this Agreement;

(c)                (i) the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any valid and enforceable Intellectual Property of any third person and (ii) to the Knowledge of the Company, no other person has infringed upon, misappropriated or otherwise violated any Intellectual Property owned or licensed by the Company or any of its Subsidiaries;

(d)               neither the Company nor any of its Subsidiaries has since June 30, 2014 received from any Person any written notice or written threat, and to the Knowledge of the Company, there are no pending Actions that have been commenced against the Company or any of its Subsidiaries since June 30, 2014, in each case either (i) asserting the infringement, misappropriation or other violation of any Intellectual Property by the Company or any of its Subsidiaries or (ii) challenging the validity or enforceability of any Intellectual Property owned by the Company or its Subsidiaries; and

(e)                neither the Company nor any of its Subsidiaries has since June 30, 2014 sent to any Person any written notice or written threat, and there are no pending Actions that have been commenced by the Company or any of its Subsidiaries since June 30, 2014, in each case either (i) asserting the infringement, misappropriation or other violation of any Intellectual Property or (ii) challenging the validity or enforceability of any Intellectual Property.

Section 3.11.      Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are and, for the past four (4) years, have been in compliance with all Environmental Laws applicable to the Company and its Subsidiaries or their respective businesses, operations, products or properties, (ii) (x) the Company and its Subsidiaries hold and comply, and, for the past four (4) years, have complied, with all Permits that are required under applicable Environmental Laws for the lawful conduct of their respective businesses as currently conducted (“Environmental Permits”), (y) to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in the failure of any Environmental Permit to be timely renewed or re-issued by any Governmental Entity and (z) Section 3.11(ii) of the Company Disclosure Letter contains a true, correct and complete list of all such Environmental Permits, (iii) neither the Company nor any of its Subsidiaries has received within the past four (4) years any written notice of, or is the subject of, any pending or, to the Knowledge of the Company, threatened Action by any Person asserting, or any Order addressing, any liability, violation or obligation on the part of the Company or any of its Subsidiaries arising under any Environmental Law, including any notice that the Company or any of its Subsidiaries has been identified as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 6901 et. seq., as amended (“CERCLA”), or comparable laws, (iv) to the Knowledge of the Company, no capital or other expenditures or operational changes are required in the next three (3) years for the Company or any of its Subsidiaries to be in compliance with Environmental Laws and Environmental Permits in effect as of the date hereof, (v) there has been no Release of or exposure to any Hazardous Material that would reasonably be expected to form the basis of any Action against or liability of the Company or any of its Subsidiaries relating to any Environmental Law, (vi) none of the Company or its Subsidiaries is subject to any contractual obligation that would reasonably be expected to form the basis of any Action against or liability of the Company or any of its Subsidiaries relating to any Environmental Law and (vii) prior to the date hereof, each of the Company and its Subsidiaries has provided to Parent true, correct and complete copies of any environmental cleanup, investigation or remedial reports in its possession, and, to the extent in its possession, the most recent Phase I and Phase II environmental assessments and environmental compliance audits for the Company’s and its Subsidiaries’ current, closed and former facilities (and, to the Knowledge of the Company, no such reports, assessments or audits that are not in the possession of the Company or its Subsidiaries are in the possession of any of the Company’s or any of its Subsidiaries’ consultants, advisors or other agents).

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For all purposes of this Agreement, (i) “Environmental Law” means any Applicable Law, Order, legally binding agreement or Permit issued, promulgated or entered into by or with any Governmental Entity relating to pollution or the protection of the environment (including ambient air, climate, surface water, groundwater, land surface or subsurface strata), natural resources, endangered or threatened species, noise, transportation of hazardous materials, human health and safety, including CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq., the Packaging and Packaging Waste Directive (Directive 94/62/EC), REACH Regulation (Regulation (EC) No 1907/2006), EU ETS (Directive 2003/87/EC), and RoHS (Directive 2002/95/EC), in each case as amended and including all implementing legislation and regulations; (ii) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, toxic mold, hazardous or toxic substances and any other chemical, material, substance or waste that is regulated or can result in liability under any Environmental Law; and (iii) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

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Section 3.12.      Material Contracts.

(a)                Section 3.12(a) of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any Contract (whether entered into before or after the date of this Agreement) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound (other than this Agreement, the Company Benefit Plans and the Company Stock Plans) that:

(i)                 is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K;

(ii)               (A) provides for the purchase or sale of goods or products from a supplier or to a customer of the Company or any of its Subsidiaries which the Company or its Subsidiaries reasonably expect will result in purchases or sales in the aggregate amount that exceed $25,000,000 in the 2017 fiscal year, (B) involves aggregate payments by the Company or any of its Subsidiaries of more than $10,000,000 in any fiscal year period or $25,000,000 in the aggregate over the term of such Contract, excluding any such Contract that may be cancelled by the Company, without any penalty or other liability (except for payment obligations in respect of services provided prior to the applicable date of cancellation) to the Company or any of its Subsidiaries, upon notice of 180 days or less or (C) involves, or is reasonably expected in the future to involve, revenues of $25,000,000 or more in any fiscal year period or $50,000,000 or more in the aggregate over the term of such Contract;

(iii)             with respect to a joint venture, partnership or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole, relates to the formation, creation, governance or control of, or the economic rights or obligations of the Company or any of its Subsidiaries in, any such joint venture, partnership or other similar arrangement;

(iv)             provides for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $10,000,000, other than Indebtedness solely between or among any of the Company and any of its Subsidiaries;

(v)               limits or restricts the ability of the Company or any of its Subsidiaries or Affiliates to compete in any line of business or with any Person or in any geographic area during any time period;

(vi)             limits or restricts the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

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(vii)           provides for any “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, in connection with the acquisition by the Company or its Subsidiaries of any business or assets, that would reasonably be expected to result in payments in excess of $10,000,000 after the date hereof by the Company or any of its Subsidiaries;

(viii)         contains a “most favored nation” or any similar term for the benefit of a third party that materially restricts the business of the Company or any of its Subsidiaries or Affiliates;

(ix)             under which the Company or any of its Subsidiaries licenses Intellectual Property that is material to the business from a third party;

(x)               under which the Company or any of its Subsidiaries has advanced or loaned any amount of money to any Company Personnel, other than advances or loans to non-executive employees for relocation expenses or expense advances in the ordinary course of business; or

(xi)             relates to any transaction or arrangement under which any (1) present or former executive officer or director of the Company or any Subsidiary of the Company, (2) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of the Company Shares or (3) Affiliate, or “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act), of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon the Company or any of its Subsidiaries or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K under the Securities Act.

(b)               All of the Material Contracts are valid and binding and in full force and effect (except those that are terminated after the date of this Agreement in accordance with their respective terms), except where the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is challenging the validity or enforceability of any Material Contract, except such challenges which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received notice that it has violated or defaulted under, any Material Contract, except for those violations and defaults which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of each Material Contract listed in Section 3.12(a) of the Company Disclosure Letter.

Section 3.13.      Labor Matters.

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(a)                Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is the subject of any litigation asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable Applicable Law) or other violation of Applicable Law covering labor and employment or Contracts of employment or working conditions or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization, trade union or other employee representative as to wages or conditions of employment and, to the Knowledge of the Company, no such litigation has been threatened or is anticipated, (ii) nor is the Company or any of its Subsidiaries party to any Collective Bargaining Agreement or subject to any bargaining order, injunction or other Order relating to the Company’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job Action or labor or industrial relations dispute involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, and there has been no such Action or dispute in the past five (5) years. To the Knowledge of the Company, there are no current activities by employees of the Company or any of its Subsidiaries or any labor organization or other employee representative to organize or certify a collective bargaining unit to gain recognition or bargaining rights or to engage in any other union organization activity with respect to the workforce of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, are any such activities threatened and, to the Knowledge of the Company, there have been no such activities in the past five (5) years. Consummation of the Merger or any other transaction contemplated by this Agreement shall not require the consent of, consultation with or advance notification to, in each case as required by any Collective Bargaining Agreement or Applicable Law, any works councils, unions or similar labor organizations with respect to employees of the Company or any of its Subsidiaries. Section 3.13(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, complete and correct list of all material Collective Bargaining Agreements to which the Company or any of its Subsidiaries is a party and the Company has made available to Parent true, complete and correct copies of each such Collective Bargaining Agreement prior to the date of this Agreement.

(b)               Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (i) all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other Applicable Laws related to United States immigration and Applicable Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed and (ii) all of the employees employed by the Company and each of its Subsidiaries (other than those employed in the United States) have the legal right to work in the country in which they work and all immigration checks required by any Applicable Laws relating to such employees have been carried out.

(c)                Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all Applicable Laws regarding labor, employment, discrimination in employment, terms and conditions of employment, payroll, variable remuneration, profit sharing, worker classification, wages, hours, working time, annual leave, social security matters and contributions and occupational safety and health and employment practices.

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(d)               As of the date hereof, to the Knowledge of the Company, no Specified Employee has given notice of termination of employment with the Company or any of its Subsidiaries.

Section 3.14.      Benefits Matters; ERISA Compliance.

(a)                Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, complete and correct list identifying all material Company Benefit Plans. Prior to the date of this Agreement, the Company has made available to Parent true, complete and correct copies, to the extent applicable, of (i) all such Company Benefit Plans (or a written description thereof), including any amendments thereto, (ii) the most recent summary plan description for each such Company Benefit Plan, and all material modifications thereof, (iii) each trust agreement, group annuity contract or other funding mechanism relating to any such Company Benefit Plan, (iv) the most recent financial statements and actuarial reports for each such Company Benefit Plan, (v) the most recent IRS determination letter or opinion letter or confirmation of the status for tax purposes in respect of each such Company Benefit Plan and (vi) all material correspondence to or from any Governmental Entity during the last three years with respect to any such Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plans” means, collectively (A) all “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, programs or arrangements that the Company or any of its Subsidiaries sponsors, contributes to or maintains, or is required to contribute to or maintain, that provides, or is designed to provide, compensation or benefits to any current or former directors, officers, managing directors, employees or independent contractors of the Company or any of its Subsidiaries (collectively, “Company Personnel”) and (B) all severance, retention, change of control or termination agreements between the Company or any of its Subsidiaries and any Company Personnel. As of the date hereof, no announcement has been made to establish or amend any material Company Benefit Plan.

(b)               None of the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates contributes, has in the last six years contributed or has been obligated to contribute to any “pension plan”, as defined in Section 3(2) of ERISA, subject Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan”, as defined in Section 3(37) of ERISA or any “multiple employer plan”, within the meaning of Section 4063 or 4064 of ERISA. Each Company Benefit Plan maintained by the Company or any of its Subsidiaries primarily for the benefit of employees outside of the United States (each, a “Non-U.S. Company Benefit Plan”) that is intended to be funded and/or book reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and all amounts required to be paid with respect to each Non-U.S. Company Benefit Plan (whether or not funded or book reserved) (including contributions, insurance premiums, levies, debts, Taxes and expenses) have been paid on or before the dates on which they were due, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

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(c)                No Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or Applicable Law).

(d)               Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, operated and administered in accordance with its terms and with ERISA (if applicable), the Code and all other Applicable Laws, (ii) the Company and its Subsidiaries and, if applicable, the trustee of any Company Benefit Plan, are in compliance with all Applicable Laws relating to the establishment, operation and administration of each Company Benefit Plan, (iii) neither the Company nor any of its Subsidiaries has received from, or delivered to, any Governmental Entity or the trustee of any Company Benefit Plan any notice stating or alleging that the Company or any of its Subsidiaries is not in compliance with any Applicable Law with respect to any Company Benefit Plan and (iv) no trustee of any Company Benefit Plan has received from, or delivered to, the Company or any of its Subsidiaries or any Governmental Entity any notice stating or alleging that such trustee is not in compliance with any Applicable Law with respect to any Company Benefit Plan. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (x) each Company Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and, (y) to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status of any such Company Benefit Plan. Each Non-U.S. Company Benefit Plan that is intended to qualify for special tax treatment meets all the requirements for such treatment, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e)                Except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits), disputes, complaints or investigations by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any Company Benefit Plan or the assets of any Company Benefit Plan, and (ii) no audit or other proceeding by a Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan.

(f)                None of the execution and delivery of this Agreement, the obtaining of the Company Shareholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Company Personnel to any material compensation or material benefits, (ii) accelerate the time of payment or vesting, or trigger any payment or funding or increase, of any material compensation or material benefits under any Company Benefit Plan or Collective Bargaining Agreement; or (iii) give rise to the payment of any amount by the Company or any of its Subsidiaries that would be nondeductible by reason of Section 280G of the Code; or (iv) result in any breach or violation of or default under, or limit any right to materially amend, modify or terminate, any Company Benefit Plan. Neither the Company nor any of its Subsidiaries has any obligation to provide, and no Company Benefit Plan provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code. Prior to the date hereof, the Company has made available to Parent copies of preliminary Section 280G calculations with respect to certain key employees in connection with the transactions contemplated by this Agreement.

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Section 3.15.      Real and Personal Properties. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have (i) good and valid fee simple title to all of their respective owned real property, (ii) good and valid title to all the personal properties and assets reflected on the most recent audited balance sheet of the Company and its Subsidiaries included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except for properties and assets that have been disposed of in the ordinary course of business consistent with past practice since the date thereof) and (iii) valid leasehold interests in all of their respective leased real property, in each case free and clear of all Liens, other than Permitted Liens. Section 3.15 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, complete and correct list of all of the material real property owned or leased by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has complied with the terms of all leases, subleases and licenses entitling it to the use of real property owned by third parties except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Subsidiary of the Company is in exclusive possession of the properties or assets purported to be leased under all such leases, except for (i) such failures to have such possession of material properties or assets as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material assets to which they relate in the conduct of the Company’s and its Subsidiaries’ business as presently conducted and (ii) failures to have such possession of properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.16.      Taxes. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a)                each of the Company and its Subsidiaries has timely filed, taking into account any extensions, all Tax Returns required to have been filed (or such Tax Returns have been filed on their behalf) and such Tax Returns are accurate and complete and were prepared and filed in accordance with all Applicable Laws;

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(b)               each of the Company and its Subsidiaries has paid all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and have been adequately reserved under GAAP;

(c)                no deficiency for any Tax has been asserted or assessed by a Governmental Entity against the Company or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and has been adequately reserved under GAAP;

(d)               neither the Company nor any of its Subsidiaries has failed to withhold, collect, or timely remit all amounts required to have been withheld, collected or remitted in respect of Taxes with respect to any payments or the provision of any non-cash benefits to or from a vendor, employee, independent contractor, creditor, shareholder, or any other Person, in each case in accordance with all Applicable Laws;

(e)                within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for Tax-free treatment under Section 355 of the Code;

(f)                neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of Applicable Law);

(g)               neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or such applicable Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law), (ii) as a transferee or successor or (iii) by Contract (including under any Tax sharing agreement) or otherwise;

(h)               there are no Liens for Taxes upon the properties or assets of any of the Company or its Subsidiaries, other than Permitted Liens;

(i)                 no Tax or Tax Return of the Company or any of its Subsidiaries is under audit or examination by any Governmental Entity, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries;

(j)                 neither the Company nor any of its Subsidiaries has filed with any Governmental Entity any agreement extending or waiving the application of any statute of limitations applicable to any claim for, or the period for assessment or collection of, any Taxes;

(k)               no claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or its applicable Subsidiary is or may be subject to Tax by such jurisdiction, nor has any such assertion been threatened in writing; and

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(l)                 neither the Company nor any of its Subsidiaries have entered into or been a party to any scheme, arrangement or transaction designed wholly or mainly for the purpose of avoiding Taxes.

Section 3.17.      Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first published or mailed to the shareholders of the Company, at the time of any amendment thereof or supplement thereto and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

Section 3.18.      Brokers’ Fees and Expenses. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the execution of this Agreement, the Company has made available to Parent true, correct and complete copies of all Contracts between or among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated relating to the Merger or any of the other transactions contemplated hereby.

Section 3.19.      Opinion of Financial Advisor. The Company Board has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, as of the date hereof and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of Company Shares is fair from a financial point of view to such holders. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub. Promptly after the execution of this Agreement, the Company will furnish Parent, solely for informational purposes, a true, correct and complete copy of the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated; provided that Parent acknowledges that it may not rely on such opinion.

Section 3.20.      Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover statute or regulation would restrict, prohibit or otherwise be applicable with respect to this Agreement, the Statutory Merger Agreement and the transactions contemplated herein and therein (including the Merger).

Section 3.21.      Insurance. As of the date hereof, the Company and its Subsidiaries maintain the material insurance policies set forth on Section 3.21 of the Company Disclosure Letter. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all insurance policies carried by or covering the Company and its Subsidiaries with respect to their business, assets and properties are in full force and effect and all of the premiums due on such policies have been paid by the Company or its Subsidiaries (as applicable), and, to the Knowledge of the Company, no notice of cancellation has been given with respect to any such policy. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the terms and conditions of all insurance policies maintained by or on behalf of the Company and its Subsidiaries, and none of the Company or its Subsidiaries is in default or breach under, or has taken any action that would permit termination or material modification of, any insurance policies. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all insurance policies of the Company and its Subsidiaries are sufficient for compliance with all Applicable Laws and all Contracts to which the Company or any of its Subsidiaries is bound.

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Section 3.22.      Customers and Suppliers. The Company has made available to Parent prior to the date hereof the names of the top 20 suppliers and the top 20 customers of the Company and its Subsidiaries by dollar value. As of the date of this Agreement, none of the top 20 suppliers or top 20 customers of the Company and its Subsidiaries by dollar value has notified the Company or any of its Subsidiaries in writing or, to the Knowledge of the Company, orally, that it is terminating or materially and adversely altering, or that it intends to terminate or materially and adversely alter, its relationship with the Company or any of its Subsidiaries.

Section 3.23.      No Other Representations or Warranties. Except for the representations and warranties contained in ARTICLE IV (as modified by the Parent Disclosure Letter) or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, the Company acknowledges that none of Parent or Merger Sub or their respective Subsidiaries or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as disclosed in the disclosure letter delivered by Parent to the Company at or before the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this ARTICLE IV to which it corresponds and each other section or subsection of this ARTICLE IV only to the extent that it is reasonably apparent that such information is relevant to such other section or subsection):

Section 4.01.      Qualification, Organization, Subsidiaries, etc.

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(a)                Each of Parent and Merger Sub is a corporation or company (as applicable) duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as presently conducted, except where the failure to have such power, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified to do business and is in good standing (where such concept is recognized under Applicable Law) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except, in the case of Parent and its Subsidiaries, where the failure to be so duly approved, qualified or licensed and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)               Parent has delivered or made available to the Company, prior to execution of this Agreement, true and complete copies of the certificate of incorporation of Parent in effect as of the date of this Agreement and the by-laws of Parent in effect as of the date of this Agreement (the “Parent Organizational Documents”) and true and complete copies of the memorandum of association and the bye-laws of Merger Sub in effect as of the date of this Agreement.

Section 4.02.      Authority; Execution and Delivery; Enforceability.

(a)                Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The board of directors of Parent and the board of directors of Merger Sub have (i) approved the execution, delivery and performance of this Agreement, (ii) determined that entering into this Agreement is in the best interests of Parent and its stockholders or Merger Sub and its shareholders, as applicable, and (iii) declared this Agreement advisable. No other corporate proceedings on the part of Parent are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by Applicable Law). The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated by this Agreement are within the corporate powers of Merger Sub and have been duly authorized by all necessary corporate action on the part of Merger Sub. Parent and Merger Sub have each duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.03.      Governmental Authorization; Non-contravention.

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(a)                The execution, delivery and performance by Parent and Merger Sub of this Agreement and, in the case of Merger Sub, the Statutory Merger Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (i) the filing of the Merger Application and related attachments with the Registrar, and appropriate documents with the relevant authorities of other states in which Parent or Merger Sub is qualified to do business, (ii) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Regulatory Law as set forth on Section 4.03 of the Parent Disclosure Letter (including the expiration or termination of the applicable waiting periods under the HSR Act and the other anti-trust notification and approvals required under non-U.S. jurisdictions, as set forth on Section 4.03 of the Parent Disclosure Letter), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws and (iv) consents, approvals, Orders, authorizations, registrations, declarations, and filings the failure of which to be obtained, made or given, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)               The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Parent Organizational Documents or the memorandum of association or bye-laws of Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.03(a) and receipt of the Company Shareholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03(a) and receipt of the Company Shareholder Approval, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding upon Parent or any of its Subsidiaries or any governmental licenses, authorizations, Permits, consents (including consents required by Contract), approvals, variances, exemptions or Orders affecting, or relating in any way to, the assets or business of Parent and any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04.      Litigation. There are no Actions pending or, to the Knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub or any of their respective Subsidiaries, or any Order to which Parent or Merger Sub or any of their respective Subsidiaries is subject, except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.05.      Ownership of Merger Sub.

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(a)                As of the date of this Agreement, the authorized share capital of Merger Sub consists of 100 common shares, par value $1.00 per share. All of the issued and outstanding share capital of Merger Sub is owned beneficially and of record by Parent’s wholly owned subsidiary, WRK Merger Holding Sub Limited, a U.K. company (“Holding Sub”), free and clear of all Liens.

(b)               Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any other business activities other than those relating to the transactions contemplated hereby.

Section 4.06.      Financing. Parent has available and will have available to it at the Closing, sufficient cash to pay the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses of Parent and Merger Sub, and there is no restriction on the use of such cash for such purposes. Parent has the financial resources and capabilities to fully perform all of its obligations under this Agreement. Parent and Merger Sub acknowledge that their obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

Section 4.07.      No Ownership of Company Shares. None of Parent, Merger Sub or any of their respective controlled Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares or any options, warrants or other rights to acquire Company Shares or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company. None of Parent, Merger Sub or any of their controlled Affiliates is (or during the past three years has been) a party to any Contract (other than this Agreement and the Confidentiality Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Company Shares or any option, warrant or other rights to acquire any Company Shares.

Section 4.08.      Brokers’ Fees and Expenses. Except for PJT Partners, the fees and expenses of which will be paid by Parent or Merger Sub, no broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

Section 4.09.      No Other Representations or Warranties. Except for the representations and warranties contained in ARTICLE III or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof (and notwithstanding the delivery or disclosure to the Company or its Representatives of any other documentation, projections, estimates, budgets or other information), Parent acknowledges that none of the Company, its Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

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ARTICLE V

Covenants

Section 5.01.      Conduct of Business.

(a)                Conduct of Business of the Company. From the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, except (i) as prohibited or required by Applicable Law, (ii) as set forth in Section 5.01(a) of the Company Disclosure Letter, (iii) as otherwise required or expressly contemplated by this Agreement or (iv) if Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and in compliance in all material respects with all Applicable Laws and use commercially reasonable efforts to preserve intact their current business organizations, preserve their assets in good repair and condition, keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them, in each case, consistent with past practice. In addition, and without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, from the date of this Agreement until the earlier of termination of this Agreement and the Effective Time, except (i) as prohibited or required by Applicable Law, (ii) as set forth in Section 5.01(a) of the Company Disclosure Letter, (iii) as otherwise required or expressly contemplated by this Agreement or (iv) if Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed with respect to Sections 5.01(a)(vii), 5.01(a)(viii), 5.01(a)(ix), 5.01(a)(xii), 5.01(a)(xiv)(B), 5.01(a)(xvii), 5.01(a)(xviii) and 5.01(a)(xx) (solely in the case of Section 5.01(a)(xx), to the extent related to the immediately preceding clauses), and otherwise which consent shall be in Parent’s sole discretion), the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following:

(i)                 amend the Company Organizational Documents or amend in any material respect (or in any respect adversely affecting Parent or Merger Sub) the comparable organizational documents of any Subsidiary of the Company, or enter into any Contract with any of the Company’s shareholders in their capacity as such;

(ii)               (A) issue, sell, encumber or grant any of its shares or other equity or voting interests or Company Shares, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its shares or other equity or voting interests or Company Shares, or any rights, warrants or options to purchase any of its shares or other equity or voting interests or Company Shares, except for any issuance, sale or grant (1) solely between or among the Company and its wholly owned Subsidiaries or (2) required pursuant to the exercise or settlement of Company Restricted Stock Unit Awards or Company Restricted Stock Awards outstanding on the date hereof in accordance with the terms of the applicable Company Stock Plan as in effect on the date hereof, (B) redeem, purchase or otherwise acquire any of its issued and outstanding shares or other equity or voting interests, or any rights, warrants or options to acquire any of its shares or other equity or voting interests, except in connection with the satisfaction of Tax withholding obligations with respect to Company Restricted Stock Unit Awards or Company Restricted Stock Awards or acquisitions by the Company in connection with the forfeiture of such equity awards, (C) split, combine, subdivide, consolidate or reclassify any of its shares or other equity or voting interests, (D) without limiting the generality of clause (C), change any outstanding Company Shares into a different number of shares or a different class, by reason of any bonus issue, share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event, (E) take any action that would require an adjustment under Section 2.01(c) or (F) incur any obligation to make any payments based on the price or value of Company Securities or dividends paid thereon;

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(iii)             in the case of the Company, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its shares or other equity or voting interests;

(iv)             (A) incur any Indebtedness, except for (1) Indebtedness incurred under the Existing Credit Facility in an amount not to exceed $5,000,000 in the aggregate, (2) Indebtedness solely between or among the Company and any of its wholly owned Subsidiaries, (3) letters of credit issued in the ordinary course of business, and (4) trade credit or trade payables in the ordinary course of business consistent with past practice; provided, however, that the Company shall coordinate with Parent in order to minimize the cost of repaying any such borrowings in connection with the Closing, including with respect to any breakage costs; or (B) make any loans, capital contributions or advances to any Person outside of the ordinary course of business consistent with past practice, other than to the Company or any wholly owned Subsidiary of the Company;

(v)               sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets or any interests therein other than (A) in the ordinary course of business consistent with past practice (1) sales and other dispositions (excluding sale and leaseback arrangements) for fair market value in an amount not to exceed $5,000,000 in the aggregate, (2) mortgages with respect to properties or assets with a fair market value in an amount not to exceed $1,000,000 in the aggregate and (3) sales of inventory, (B) pursuant to Contracts in existence on the date of this Agreement that are listed in Section 3.12 of the Company Disclosure Letter, or (C) with respect to transactions (x) where the Company is the disposing party, among the Company and one or more of its wholly owned Subsidiaries in the ordinary course of business consistent with past practice or (y) where its Subsidiary is the disposing party, among the Company and one or more of its Subsidiaries or among its Subsidiaries;

(vi)             make or authorize any capital expenditures other than (A) in accordance with the Company’s current plan and (B) capital expenditures on items set forth in the Company’s current plan in an amount not to exceed the amounts budgeted in the Company’s current plan by an additional 10%, which amounts are set forth in Section 5.01(a)(vi) of the Company Disclosure Letter;

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(vii)           make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change after the date of this Agreement in GAAP or Applicable Law;

(viii)         assign, transfer, lease, cancel, fail to renew or fail to extend any material Permit, including any material Environmental Permit;

(ix)             settle or compromise, or propose to settle or compromise, any claim or Action involving or against the Company or any of its Subsidiaries, other than settlements or compromises involving only monetary payment by the Company or any of its Subsidiaries in an amount not to exceed $1,000,000 individually or $5,000,000 in the aggregate;

(x)               abandon, encumber, convey title (in whole or in part), exclusively license or grant any exclusive right or other exclusive licenses to material Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries, or enter into licenses or agreements that impose material restrictions upon the Company or any of its Affiliates with respect to material Intellectual Property owned by any third party and impair the operation of the business of the Company or any of its Affiliates, in each case, other than in the ordinary course of business consistent with past practice;

(xi)             (A) enter into any Contract or amendment of a Contract if such Contract or amendment would reasonably be expected prevent or materially delay or adversely affect the consummation of the Merger or the other transactions contemplated hereby, (B) amend, waive, fail to enforce (in each case, in any material respect), assign or terminate any Material Contract, except for (1) amendments of Material Contracts described in clauses (i), (ii), (ix) or (xi) of Section 3.12, (2) terminations of Material Contracts or (3) non-renewals of Material Contracts, in the case of each of clause (1), (2) and (3), in the ordinary course of business consistent with past practice, or (C) enter into any Material Contract, except for Material Contracts described in clauses (i), (ii), (ix) or (xi) of Section 3.12;

(xii)           (A) make, revoke or change (or file a request to make any such change) any material Tax election, (B) adopt or change any method of Tax accounting or any annual Tax accounting period, (C) file any amendment to a federal, state, local, foreign or other Tax Return reflecting a material amount of Taxes, (D) enter into any material closing agreement or otherwise settle any material claim or assessment in respect of Taxes, (E) surrender any right to claim a refund of material Taxes or (F) consent to any extension or waiver of the statute of limitations period applicable to any material claim or assessment in respect of Taxes;

(xiii)         except as required by Applicable Law (including to avoid the imposition of any penalty Taxes under Section 409A of the Code) or as required by the terms of any Company Benefit Plan or Collective Bargaining Agreement as in effect as of the date hereof, (A) grant any loan or any increase in the compensation or benefits of any Company Personnel, other than grants or increases to Company Personnel (other than directors or executive officers of the Company or any of its Subsidiaries, except with respect to immaterial increases to benefits under broad-based Company Benefit Plans) in the ordinary course of business consistent with past practice, (B) grant any new equity award or other equity-based incentive compensation, (C) establish, adopt, enter into or amend in any material respect any Company Benefit Plan (or any plan or arrangement that would be a Company Benefit Plan if it were in existence on the date hereof), (D) enter into any change in control, retention, severance, termination or other similar agreement with any Company Personnel, (E) take any action to fund or in any way secure the payment of any compensation or benefits under any Company Benefit Plan, or (F) except as required by GAAP, materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which contributions are determined;

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(xiv)         (A) terminate the employment of any Specified Employee, other than due to such individual’s death, disability or for cause (each as determined by the Company or its applicable Subsidiary in its reasonable discretion in the ordinary course of business consistent with past practice) or (B) hire any individual who would be a Specified Employee;

(xv)           communicate with any Company Personnel regarding the compensation, benefits or other treatment they will receive following the Effective Time (other than any ordinary course communication regarding any increase in compensation that, if effected, would be permitted under Section 5.01(a)(xiii)(A)), unless Parent is provided with the reasonable opportunity to review and comment on such communications or such communications are consistent with those previously agreed by Parent and the Company;

(xvi)         directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice or any transaction solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company, in each case, in the ordinary course of business consistent with past practice) if the amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with any such transactions would exceed $10,000,000 individually or $25,000,000 in the aggregate;

(xvii)       enter into, modify, amend, extend, renew, replace or terminate any Collective Bargaining Agreement, other than in the ordinary course of business consistent with past practice;

(xviii)     dissolve or liquidate any Subsidiary of the Company;

(xix)         enter into any new line of business that is not reasonably related to the existing business of the Company or its Subsidiaries; or

(xx)           agree, authorize, commit or propose to take any of the foregoing actions.

(b)               Conduct of Business of Parent and Merger Sub.

(i)                 Neither Parent nor Merger Sub, without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), will take (or permit its Affiliates to take) any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, result in any conditions to the Merger not being satisfied or prevent, materially delay or materially affect the ability of Parent and Merger Sub to consummate the Merger or other transactions contemplated by this Agreement.

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(ii)               Parent shall, immediately following execution of this Agreement, cause Holding Sub to approve this Agreement in its capacity as sole shareholder of Merger Sub in accordance with Applicable Law and the memorandum of association and bye-laws of Merger Sub.

Section 5.02.      No Solicitation by the Company; Company Board Recommendation.

(a)                No Solicitation. Except as expressly permitted by this Section 5.02, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and its Affiliates’ directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) not to, (i) directly or indirectly solicit, seek, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) directly or indirectly engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with or for the purpose of encouraging or facilitating, any a proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any Alternative Acquisition Agreement. The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, (A) immediately cease and cause to be terminated all discussions and negotiations with any Person or its Representatives that may be ongoing with respect to any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (B) immediately request the prompt return or destruction of all confidential information previously furnished any such Person or its Representatives and (C) immediately terminate all physical and electronic data room access previously granted to such Person or its Representatives.

(b)               Discussions. Notwithstanding anything to the contrary in Section 5.02(a), if (i) at any time prior to obtaining the Company Shareholder Approval, the Company or any of its Representatives receives a written Acquisition Proposal that the Company Board reasonably believes is bona fide from any Person or group of Persons, which Acquisition Proposal did not result from any material breach of Section 5.02(a) or any material violation of the restrictions set forth in Section 5.02(a) by any Representative of the Company acting in its capacity as such, and (ii) in the case of the following clauses (B) and (C), the Company Board (or any committee thereof) determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, based on information then available, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that failure to take such action could reasonably be expected to be inconsistent with the directors’ fiduciary duties under Applicable Law, then the Company and its Representatives may (A) contact the Person or group of Persons who has made such Acquisition Proposal in order to clarify terms for the sole purpose of the Company Board informing itself about such Acquisition Proposal, (B) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal; provided, that the Company shall substantially concurrently provide or make available to Parent any such information that is provided or made available to any Person given such access that was not previously provided to Parent or its Representatives and (C) engage in or otherwise participate in discussions or negotiations with (and only with) the Person or group of Persons making such Acquisition Proposal.

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(c)                Notice of Acquisition Proposals. The Company shall promptly (and in no event later than 24 hours after receipt) notify Parent in writing after receipt by the Company or any of its Representatives of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, including of the identity of the Person making such proposal or offer and the material terms and conditions thereof (including any subsequent changes thereto), and shall promptly (and in no event later than 24 hours after receipt) provide copies to Parent of any written proposals, indications of interest and/or draft agreements and material related documentation relating to such proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal. The Company shall keep Parent reasonably informed, on a prompt basis, as to the status of (including changes to any material terms or conditions of, and any other material developments with respect to) such proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (including by promptly (and in no event later than 24 hours after receipt) providing to Parent copies of any additional or revised proposals, indications of interest and/or draft agreements and material related documentation relating to such Acquisition Proposal). The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.02.

(d)               Adverse Recommendation Change. Except as set forth in this Section 5.02(d), the Company Board shall not (i) (A) change, withhold, withdraw, qualify or modify, in a manner adverse to Parent (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) approve, declare advisable or recommend, or publicly propose to approve, declare advisable or recommend to the shareholders of the Company, an Acquisition Proposal or (D) if a tender offer or exchange offer for shares of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the shareholders of the Company (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, within ten (10) Business Days after commencement of such tender offer or exchange offer (any of the foregoing, an “Adverse Recommendation Change”) or (ii) authorize, adopt or approve or propose to authorize, adopt or approve, an Acquisition Proposal, or cause or permit the Company or its Subsidiaries to enter into any Alternative Acquisition Agreement. Notwithstanding anything herein to the contrary, at any time prior to the Company Shareholders Meeting, the Company Board may (I) effect an Adverse Recommendation Change if the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be expected to be inconsistent with the directors’ fiduciary duties under Applicable Law, or (II) if the Company receives an Acquisition Proposal that did not result from a material breach of Section 5.02(a) (or any material violation of the restrictions set forth in Section 5.02(a) by any Representative of the Company acting in its capacity as such) that the Company Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, constitutes a Superior Proposal, authorize, adopt, or approve such Superior Proposal and cause or permit the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company Board may only take the actions described in (x) clause (II) if the Company terminates this Agreement pursuant to Section 8.01(d) concurrently with entering into such Alternative Acquisition Agreement and pays the applicable Termination Fee in compliance with Section 8.03(b) and (y) clause (I) or (II) if:

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(i)                 the Company has provided prior written notice to Parent of its or the Company Board’s intention to take such actions at least three (3) Business Days in advance of taking such action, which notice shall specify (x) in the case of a Superior Proposal, the material terms of the Superior Proposal and shall include a copy of the relevant proposed transaction agreements with, and the identity of, the Person making the Acquisition Proposal, or (y) in cases not involving a Superior Proposal, the material circumstances giving rise to the Adverse Recommendation Change (and the Company shall keep Parent reasonably informed of any material developments with respect thereto);

(ii)               after providing such notice and prior to taking such actions, the Company shall have, and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such three (3) Business Day period to make such adjustments in the terms and conditions of this Agreement as would permit the Company or the Company Board not to take such actions; and

(iii)             the Company Board shall have considered in good faith any changes to this Agreement or other arrangements that may be offered in writing by Parent by 5:00 PM Eastern Time on the third (3rd) Business Day of such three (3) Business Day period and shall have determined in good faith (A) with respect to the actions described in clause (I), after consultation with outside legal counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under Applicable Law not to effect the Adverse Recommendation Change and (B) with respect to the actions described in clause (II), after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that the Acquisition Proposal received by the Company would continue to constitute a Superior Proposal, in each case, if such changes offered in writing by Parent were given effect (it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new notice in accordance with Section 5.02(d)(i) and a new two (2) Business Day period).

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(e)                Disclosure Obligations. Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a customary “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Company’s shareholders if the Company Board concludes, after consultation with outside legal counsel, that its failure to do so would be inconsistent with its fiduciary duties under Applicable Law; provided that any Adverse Recommendation Change may only be made in accordance with Section 5.02(d). For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto (without including such reaffirmation) shall not be deemed an Adverse Recommendation Change.

(f)                For purposes of this Agreement:

(i)                 “Acquisition Proposal” means any bona fide proposal or offer from any Person or group of Persons (other than Parent or Merger Sub) providing for (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (1) 20% or more (based on the fair market value) of assets (including capital stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, taken as a whole, or (2) shares or other equity securities of the Company which together with any other shares or other equity securities of the Company beneficially owned by such person or group, would equal 20% or more of aggregate voting power of the Company, (b) any tender offer or exchange offer that, if consummated, would result in any Person or group owning, directly or indirectly, 20% or more of the aggregate voting power of the Company, (c) any merger, amalgamation, consolidation, business combination, joint venture, binding share exchange or similar transaction involving the Company pursuant to which any Person or group (or the shareholders of any Person) would own, directly or indirectly, 20% or more of the aggregate voting power of the Company or of the surviving or resulting entity in a merger or amalgamation or the resulting direct or indirect parent of the Company or such surviving or resulting entity, (d) any recapitalization transaction involving the Company or (e) any combination of the foregoing, other than, in each case, the transactions contemplated by this Agreement.

(ii)               “Superior Proposal” means any bona fide Acquisition Proposal from a Person or group of Persons (other than Parent or Merger Sub and any entity that is a party to a Voting Agreement or any of its Affiliates) that, if consummated, would result in such Person or group of Persons acquiring, directly or indirectly, 100% of the voting power of the Company Shares (excluding any Company Shares owned by management that are being rolled over) or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, and which the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) (x) is reasonably likely to be consummated in accordance with its terms, (y) if consummated, would be more favorable from a financial point of view to the holders of Company Shares than the Merger, in each case, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and of this Agreement (including any changes to the terms of this Agreement proposed by Parent and any fees to be paid by the Company pursuant to Section 8.03) and (z) did not result from a material breach of Section 5.02(a) or any material violation of the restrictions set forth in Section 5.02(a) by any Representative of the Company acting in its capacity as such.

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ARTICLE VI

Additional Agreements

Section 6.01.      Preparation and Mailing of the Proxy Statement.

(a)                As promptly as reasonably practicable (and in no event later than the twentieth (20th) Business Day) after the execution of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement relating to the matters to be submitted to the shareholders of the Company at the Company Shareholders Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”). Subject to Section 5.02, the Company Board shall make the Company Recommendation to the Company’s shareholders and shall include such recommendation in the Proxy Statement. Parent shall furnish all information concerning Parent and its Affiliates to the Company, as may be reasonably requested by the Company, to be included in the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments to the Proxy Statement received from the SEC, in each case to the extent reasonably requested by the Company. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect. The Company shall promptly notify Parent upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its shareholders as promptly as reasonably practicable after the resolution of any such comments. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent.

(b)               Subject to Section 6.01(a), and notwithstanding any Adverse Recommendation Change, the Company shall take all necessary actions in accordance with Applicable Law, the Company Organizational Documents and the rules of the NYSE to duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of obtaining the Company Shareholder Approval, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement. Subject to Section 5.02, the Company shall use its reasonable best efforts to obtain the Company Shareholder Approval. Notwithstanding any provision of this Agreement to the contrary, the Company may, in its reasonable discretion, adjourn, recess or postpone the Company Shareholders Meeting (i) to the extent (and only to the extent) necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Shareholders Meeting, (ii) if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or to solicit additional proxies and votes in favor of adoption of this Agreement if sufficient votes to constitute the Company Shareholder Approval have not been obtained, but only to the extent necessary to obtain such quorum or such sufficient votes and the Company uses its reasonable best efforts to obtain such a quorum or such sufficient votes as promptly as reasonably practicable or (iii) or to the extent (and only to the extent) required by Applicable Law. In no event shall all such adjournments, recesses or postponements, together with all postponements made pursuant to Section 6.01(d), exceed fourteen (14) days in the aggregate, except as required to comply with Applicable Law or the provisions of the Company Organizational Documents; provided that, at any time that an Acquisition Proposal is pending, any such adjournments, recesses or postponements, together with all postponements made pursuant to Section 6.01(d), shall not exceed fourteen (14) days in the aggregate (for the avoidance of doubt, measured from the time that the Acquisition Proposal is received by the Company). The Company shall provide updates to Parent with respect to the proxy solicitation for the Company Shareholders Meeting (including interim results) as reasonably requested by Parent.

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(c)                If prior to the Effective Time any event occurs with respect to Parent or any of its Subsidiaries, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event or change, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Applicable Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d)               The Company agrees that, unless this Agreement is terminated in accordance with its terms prior thereto, its obligations to hold the Company Shareholders Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by the making of any Adverse Recommendation Change by the Company Board; provided, however, that, subject to Section 6.01(b), if the public announcement of an Adverse Recommendation Change or the delivery of notice by the Company Parent pursuant to Section 5.02(d)(i) occurs less than seven (7) Business Days prior to the Company Shareholders Meeting, the Company shall be entitled to postpone the Company Shareholders Meeting to a date not more than seven (7) Business Days after the later of such event and the original date of the Company Shareholders Meeting.

Section 6.02.      Access to Information; Confidentiality. Subject to Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford Parent and Parent’s Representatives reasonable access, upon reasonable advance notice and during normal business hours, during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to the Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws or commission actions and (b) all other information concerning its business, properties and personnel as may be reasonably requested (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company its Subsidiaries); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such disclosure or access), (ii) result in the loss of any attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not be reasonably likely to risk a loss of attorney-client privilege) or (iii) violate any Applicable Law. If any material is withheld by the Company pursuant to the immediately preceding sentence, the Company shall, to the extent possible without violating an agreement or Applicable Law or risking a loss of attorney-client privilege, inform Parent as to the general nature of what is being withheld. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. The Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the Parent under this Section 6.02 as “Outside Counsel Only Material.” Such materials and information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the Company or its legal counsel. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of December 23, 2016, between Parent and the Company (the “Confidentiality Agreement”). Subject to the limitations and restrictions set forth in, and without expanding the obligations of the parties under, this Section 6.02, the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent and its Subsidiaries to facilitate the planning of the integration of the parties and their respective businesses after the Closing Date, including using reasonable best efforts to take actions prior to the Closing Date with respect to the development, dissemination and implementation of programs as set forth on Section 6.02 of the Parent Disclosure Letter. The Company shall use reasonable best efforts to obtain and make available to Parent as soon as reasonably practicable after the date hereof the letter agreements described in item 3 of Section 3.14(c) of the Company Disclosure Letter.

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Section 6.03.      Reasonable Best Efforts.

(a)                Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, Permits (including any Permit transfer, amendment or reissuance), authorizations, orders and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the transfer of any Environmental Permit, (iii) execute and deliver any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and (iv) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by this Agreement, in the case of each of clauses (i) through (iv), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, Permits, authorizations and other confirmations relating to Regulatory Laws which are the subject of Section 6.03(c) and Section 6.03(d).

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(b)               In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (i) take all action necessary to ensure that no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation (collectively, “Takeover Laws”) is or becomes applicable to any of the transactions contemplated by this Agreement and refrain from taking any actions that would cause the applicability of such Takeover Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the transactions contemplated by this Agreement, take all action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the transactions contemplated hereby.

(c)                Each of the parties hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act within ten (10) Business Days after the date of this Agreement and any other applicable Regulatory Law with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and advisable following the date hereof, (ii) supply as promptly as practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Regulatory Law and (iii) use reasonable best efforts to take or cause to be taken all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Regulatory Laws and to obtain all consents under any Regulatory Laws that may be required by the FTC, DOJ or any Governmental Entity with competent jurisdiction, so as to enable the parties hereto to consummate the Merger and the other transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each party hereto shall take or cause to be taken all actions necessary to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Regulatory Law, including (A) defending any Action challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed), (B) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Entity or with any other Person, (C) selling, divesting, conveying or holding separate or otherwise taking any other action that limits Parent’s and its Subsidiaries’ freedom of action with respect to, or their ability to retain, particular products, assets or businesses of Parent or the Company or their respective Subsidiaries, or agreeing to take any such action, (D) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries and (E) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries, in each case, to the extent necessary to obtain all consents that may be required under the HSR Act or any other applicable Regulatory Laws or to resolve any objections asserted by any Governmental Entity with competent jurisdiction (all such actions referenced in clauses (B), (C), (D) and (E) are “Divestiture Actions”). The obligations of the parties to take Divestiture Actions shall be subject to Sections 6.03(e) and 6.03(f).

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(d)               Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity by any Person in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any communication received by such party from, or given by such party to, the FTC, the DOJ or any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) subject to Applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity, or in any filings or submissions in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (it being understood that certain documents including those submitted under Item 4(c) or 4(d) of the Notification and Report Form pursuant to the HSR Act may be subject to reasonable redactions), and (iv) to the extent practicable and permitted by the FTC, the DOJ or such other applicable Governmental Entity or private party, as the case may be, give the other parties hereto the opportunity to attend and participate in any meetings and conferences.

(e)                In no event shall Parent or any of its Subsidiaries be required to take any Divestiture Action with respect to (i) any products, services, assets, businesses or contractual arrangements of the Company or its Subsidiaries, if such Divestiture Action would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or (ii) any products, services, assets, businesses or contractual arrangements of Parent or its Subsidiaries.

(f)                Neither the Company nor any of its Subsidiaries shall be required to take or agree to take any Divestiture Action unless the effectiveness thereof is conditioned upon the Closing, and neither the Company nor any of its Subsidiaries shall take or agree to any Divestiture Action inconsistent with Section 6.03(e)(i) without Parent’s prior written consent.

Section 6.04.      Indemnification, Exculpation and Insurance.

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(a)                Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and its Subsidiaries as provided in their respective organizational documents (including the Company’s bye-laws) and any indemnification or other similar agreements of the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms.

(b)               Following the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect the provisions in its memorandum of association or bye-laws to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person, as applicable, with respect to facts or circumstances occurring at or prior to the Effective Time, on the same basis as set forth in the Company Organizational Documents in effect on the date of this Agreement, to the fullest extent permitted from time to time under Applicable Law, which provisions shall not be amended except as required by Applicable Law or except to make changes permitted by Applicable Law that would enlarge the scope of the Company Indemnified Parties’ indemnification rights thereunder.

(c)                In the event that Parent, the Surviving Company or any of its successors or assigns (i) consolidates or amalgamates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Surviving Company, as applicable, shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Company, as applicable, assume the obligations set forth in this Section 6.04.

(d)               For a period of six (6) years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance); provided that in no event shall Parent be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the fiscal year ended June 30, 2016 (the “Maximum Amount”); provided, however, that if such insurance can only be obtained at an annual premium in excess of the Maximum Amount, Parent shall obtain the most advantageous policy of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, if it has received the prior written consent of Parent, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time. In the event the Company purchases such tail coverage, the Surviving Company shall cease to have any obligations under the first sentence of this Section 6.04(d). The Surviving Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

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(e)                From and after the Effective Time, Parent shall guarantee the prompt payment of the obligations of the Surviving Company and its Subsidiaries under this Section 6.04.

(f)                The provisions of this Section 6.04(f) (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 6.05.      Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take such steps as may be reasonably necessary to cause dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to Section 16 of the Exchange Act, or who will become subject to Section 16 of the Exchange Act as of the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.06.      Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system; provided, however, that the foregoing shall not apply to any release or other public statement to the extent containing information that is consistent with the joint press release referred to below or any other release or public statement previously issued or made in accordance with this Section 6.06; provided, further, that the Company need not consult Parent in connection with the matters referred to in and in accordance with Section 5.02, including any press release or public statement to be issued or made in order to effect an Adverse Recommendation Change made pursuant to and in accordance with Section 5.02, and Parent need not consult the Company in connection with any matters referred to in Section 5.02. The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated hereby following execution of this Agreement shall be a joint press release in the form heretofore agreed to by Parent and the Company. Except as expressly contemplated by this Agreement (including the first sentence of this Section) or as required by Applicable Law, no party shall issue any press release or make any public statement regarding the other party or the other party’s operations, directors, officers or employees without obtaining the other party’s prior written consent.

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Section 6.07.      Employee Matters.

(a)                For a period of at least one (1) year following the Closing Date, Parent shall, or shall cause its Subsidiaries to, provide each employee of the Company or any of its Subsidiaries (other than those employees whose terms and conditions of employment are governed by a Collective Bargaining Agreement, whose compensation and benefits shall be provided in accordance with any applicable Collective Bargaining Agreement) who remains in the employment of Parent or any of its Subsidiaries during such period (each, a “Continuing Employee”) with at least the same salary, wages, incentive compensation and bonus opportunities as the salary, wages, incentive compensation and bonus opportunities provided to such Continuing Employee as of immediately prior to the Closing Date (other than equity compensation) and employee benefits (other than equity compensation and defined benefit pension benefits) that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Employee under the applicable Company Benefit Plans in effect as of immediately prior to the Closing Date; provided, that any employee benefits provided by the Company or any of its Subsidiaries pursuant to the requirements of Applicable Law shall be provided by Parent and its Subsidiaries pursuant to Applicable Law.

(b)               Parent shall, or shall cause its Subsidiaries to, credit each Continuing Employee for service earned on and prior to the Effective Time with the Company and its Affiliates, or any of their respective predecessors, in addition to service earned with Parent and its Subsidiaries on or after the Closing Date, (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff and/or similar benefits (but not for purposes of defined benefit pension benefit accruals) under any employee benefit plan, program or arrangement of Parent or any of its Subsidiaries in which the Continuing Employees are eligible to participate on or after the Closing Date (other than any such plan that as of immediately prior to the Closing Date is frozen to new participants) and (ii) for such additional purposes as may be required by Applicable Law, in each case, if an analogous Company Benefit Plan was in effect as of immediately prior to the Closing Date, to the extent such service would have been recognized by the Company or its applicable Subsidiary under such analogous Company Benefit Plan as of immediately prior to the Closing Date; provided that nothing herein shall result in a duplication of benefits with respect to Continuing Employees.

(c)                Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to waive limitations on benefits relating to any pre-existing conditions of Continuing Employees and their eligible spouses and dependents. Parent shall, and shall cause its Subsidiaries to, recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to Continuing Employees, deductible and out-of-pocket expenses paid by Continuing Employees and their respective spouses and dependents the Company’s or any of its Affiliates’ health plans in the calendar year in which the applicable Effective Time occurs.

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(d)               Without otherwise limiting the generality of Section 9.07, the provisions of this Section 6.07 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any of its Affiliates), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.07) under or by reason of any provision of this Agreement. Nothing in this Section 6.07 shall constitute or be deemed to constitute the establishment, adoption or amendment of any Company Benefit Plan or any other employee benefit plan, agreement or other arrangement. Neither Parent nor any of its Subsidiaries shall have any obligation to continue to employ or retain the services of any Continuing Employee or any other employee of the Company or any of its Affiliates for any period of time following the Closing.

Section 6.08.      Merger Sub; Parent Subsidiaries; Company Subsidiaries. Parent shall cause each of Merger Sub and any other applicable Subsidiary of Parent to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. The Company shall cause each of its Subsidiaries to comply with and perform all of its obligations under or relating to this Agreement.

Section 6.09.      Stock Exchange De-Listing. Parent shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.10.      Credit Facility Matters. At the written request of Parent at least ten (10) days prior to the Effective Time, the Company shall terminate the Existing Credit Facility as of the Effective Time, and shall use reasonable best efforts to obtain at the Effective Time a payoff letter (or confirmation that no amounts are then outstanding under the Existing Credit Facility) from the agent under the Existing Credit Facility in form and substance reasonably satisfactory to the Company and Parent with respect thereto.

Section 6.11.      Financing Cooperation.

(a)                Prior to the Closing, the Company shall and shall cause its Subsidiaries to, at Parent’s sole expense, use commercially reasonable efforts to cooperate in connection with the arrangement of any Parent debt financing in connection with the transactions contemplated hereby, which cooperation by the Company shall include, at the reasonable request of Parent, using commercially reasonable efforts to (i) furnish Parent and Merger Sub and their financing sources with customary financial information regarding the Company as reasonably requested by Parent, (ii) cause its senior officers to be available, during normal business hours and upon reasonable advance notice, to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies in connection with such financing, (iii) assist with the preparation of appropriate and customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents customarily required in connection with such financings, (iv) furnish Parent with reasonable documents or other information required by bank regulatory authorities with respect to such financing under applicable “know your customer” and anti-money laundering rules and regulations, (v) assist Parent in obtaining accountants’ comfort letters, including customary negative assurance, (vi) agree to enter into such customary definitive documentation in respect of such financing and otherwise grant, and provide customary materials that facilitate the perfection or enforcement of, liens on, the assets of the Company or any of its Subsidiaries pursuant to such agreements as may be reasonably requested, (vii) cooperate with the marketing efforts of Parent and its financing sources, (viii) provide requested authorization letters to Parent’s financing sources and (ix) cooperate with Parent’s financing sources’ customary securities underwriting and secured lending due diligence investigation, to the extent customary and reasonable.

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(b)               Notwithstanding anything in this Agreement to the contrary, the actions contemplated in Section 6.11(a) do not and shall not (i) require such cooperation to the extent it would require the Company, any of its Subsidiaries, or any of its or their respective Representatives to waive or amend any terms of this Agreement, incur any actual or potential liabilities (of any kind), pay any fees, reimburse any expenses, or provide any indemnity, or enter into any definitive agreement, in each case prior to the Closing for which it has not received prior reimbursement by or on behalf of Parent, or take any actions that would cause the Company or any of its Subsidiaries to breach this Agreement or become unable to satisfy a condition to the Closing, (ii) require such cooperation from the Company, any of its Subsidiaries, or any of its or their respective Representatives to the extent it would reasonably be expected to interfere in any material respect with the ongoing operations of the Company or any of its Subsidiaries, (iii) require the directors of the Company, acting in such capacity, to adopt any resolutions approving any agreements, documents or instruments pursuant to any debt financing that is to be obtained, (iv) require the Company, its Subsidiaries or their respective directors, officers or employees to execute, deliver or enter into, or perform any agreement, document or instrument with respect to the debt financing that is not contingent upon the Closing or that would be effective prior to the Effective Time or require the directors of the Company’s Subsidiaries to adopt resolutions approving the agreements, documents and instruments pursuant to which the debt financing is obtained, in each case which are effective prior to the Closing, (v) require the Company, any of its Subsidiaries, or any of its or their respective Representatives to provide any information the disclosure of which is prohibited or restricted by Applicable Law or legal proceeding or that is legally privileged and (vi) require the Company, any of its Subsidiaries, or any of its or their respective Representatives to take any action that will conflict with or violate the organizational documents of such person or any Applicable Law or legal proceeding. All non-public or other confidential information provided by the Company or any of its Subsidiaries or any of its or their Representatives to Parent or any of its Affiliates pursuant to Section 6.11 shall be kept confidential in accordance with the terms set forth in the Confidentiality Agreement.

(c)                Parent shall indemnify the Company, its Subsidiaries and their respective Representatives from, against and in respect of any losses, liabilities, damages and reasonable out-of-pocket costs or expenses, of any kind (“Losses”), imposed on, sustained, incurred or suffered by, or asserted against, any of them, directly or indirectly relating to, arising out of or resulting from any cooperation pursuant to Section 6.11, except to the extent such Losses arise out of the willful misconduct or intentional fraud of the Company or any of its Subsidiaries. Parent shall from time to time (and upon request by the Company) promptly reimburse the Company for any reasonable out-of-pocket expenses and costs (including reasonable out-of-pocket attorney’s fees and expenses) incurred in connection with the Company’s or its Subsidiaries’ or Representatives’ obligations under Section 6.11. This Section 6.11(c) shall survive the Effective Time or earlier termination of this Agreement.

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Section 6.12.      Transaction Litigation. Subject to Applicable Law, the Company shall give Parent the opportunity to participate in the defense or settlement of any litigation against the Company or its directors or officers by a holder of securities of the Company relating to the Merger, the Proxy Statement or any other transactions contemplated by this Agreement and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.13.      Works Councils. Prior to Closing, Parent, the Company and its Subsidiaries shall cooperate in good faith in order for the Company and its Subsidiaries to comply with all Applicable Laws, Company Benefit Plans and Collective Bargaining Agreements with respect to notification of, and consultation with, works councils, unions or similar labor organizations in connection with the transactions contemplated by this Agreement.

ARTICLE VII

Conditions Precedent

Section 7.01.      Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b)               Antitrust. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and (ii) all other Required Antitrust Approvals shall have been obtained.

(c)                Legal Restraints. No Applicable Law and no judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding Order or determination by any Governmental Entity shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger.

Section 7.02.      Conditions to Obligation of Parent. The obligation of Parent and Merger Sub to consummate the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

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(a)                Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.01 Qualification, Organization, Subsidiaries, Section 3.02 Authority; Execution and Delivery; Enforceability, and Section 3.18 Brokers Fees and Expenses shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company contained in Section 3.03(a) Capital Structure, shall be true and correct, other than de minimis inaccuracies, at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of the Company contained in Section 3.06(a) Absence of Certain Changes or Events shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time and (iv) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)               Performance of Obligations of the Company. (i) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date (other than with respect to Section 6.11), and (ii) there shall have been no willful material noncompliance by the Company with respect to the obligations required to be performed pursuant to Section 6.11.

(c)                Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

Section 7.03.      Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 4.01 Qualification, Organization, Subsidiaries, Section 4.02 Authority; Execution and Delivery; Enforceability, and Section 4.08 Brokers’ Fees and Expenses shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) all other representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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(b)               Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)                Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01.      Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a)                by mutual written consent of the Company and Parent;

(b)               by either the Company or Parent:

(i)                 if the Merger is not consummated on or before October 23, 2017 (the “End Date”); provided, however, that (x) if, on the End Date, any of the conditions to the Closing set forth in Section 7.01(b) or Section 7.01(c) (if such Legal Restraint is in respect of any Regulatory Law) shall not have been satisfied or (to the extent permitted by Applicable Law) waived by both the Company and Parent, but all other conditions to the Closing (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied, then the End Date shall, without any action on the part of the parties hereto, be extended to January 23, 2018, or such earlier date as may be agreed in writing by Parent and the Company, and such date shall become the End Date for purposes of this Agreement and (y) the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement is a principal cause of the failure of the Merger to be consummated on or before such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii)               if any Governmental Entity of competent authority issues a final nonappealable Order or enacts a law that prohibits, restrains or makes illegal the consummation of the Merger; or

(iii)             if the Company Shareholder Approval shall not have been obtained at a duly convened Company Shareholders Meeting, unless such Company Shareholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof;

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(c)                by the Company, if (i) Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, would not be satisfied as of the Closing Date, and (ii) such breach or failure to be true (A) has not been cured within thirty (30) days after written notice by the Company to Parent informing Parent of such breach or failure to be true or (B) by its nature cannot be cured prior to the End Date; provided, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of this Agreement in any material respect;

(d)               by the Company prior to the receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 5.02(d);

(e)                by Parent, if (i) the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, would not be satisfied as of the Closing Date, and (ii) such breach or failure to be true (A) has not been cured within thirty (30) days after written notice by Parent to the Company informing the Company of such breach or failure to be true or (B) by its nature cannot be cured prior to the End Date; provided, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if Parent is then in breach of this Agreement in any material respect; or

(f)                by Parent, prior to the Company Shareholder Meeting, in the event that an Adverse Recommendation Change shall have occurred.

Section 8.02.      Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the penultimate sentence of Section 6.02, this Section 8.02, Section 8.03 and ARTICLE IX, which provisions shall survive such termination, provided, however, that, no such termination shall relieve any party from any liability or damages arising out of: (i) fraud by any party or (ii) any willful or intentional breach of this Agreement, except in the event the Company pays to Parent the Termination Fee.

Section 8.03.      Fees and Expenses.

(a)                Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b)               The Company shall pay to Parent a fee of $42,400,000 (the “Termination Fee”) if:

(i)                 Parent terminates this Agreement pursuant to Section 8.01(f);

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(ii)               The Company terminates this Agreement pursuant to Section 8.01(d); or

(iii)             (A) an Acquisition Proposal shall have been publicly made by any Person to the Company or shall have been made by any Person directly to the shareholders of the Company generally, or any Person shall have publicly announced an intention to make an Acquisition Proposal (such Person making such Acquisition Proposal or publicly announcing an intention to make such Acquisition Proposal, the “Specified Person”); (B) thereafter this Agreement is terminated pursuant to (1) Section 8.01(b)(i) prior to receipt of the Company Shareholder Approval or (2) Section 8.01(b)(iii); and (C) within 12 months of such termination (x) an Acquisition Proposal is consummated or (y) the Company or any of its Subsidiaries enters into an Alternative Acquisition Agreement; provided, however, that (I) for purposes of this Section 8.03(b)(iii), the references to 20% in the definition of “Acquisition Proposal” shall be deemed to be references to 60% and (II) this Section 8.03(b)(iii) shall not apply if (X) this Agreement is terminated pursuant to Section 8.01(b)(iii), (Y) the Acquisition Proposal described in clause (C)(x) is not made by the Specified Person or any of its Affiliates and the Alternative Acquisition Agreement described in clause (C)(y) is not entered into by the Specified Person or any of its Affiliates and (Z) the Acquisition Proposal described in clause (A) is withdrawn at least five (5) Business Days prior to the Company Shareholders Meeting.

Any Termination Fee due under this Section 8.03(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) and (ii) above, on the Business Day immediately following the date of termination of this Agreement in the case of termination pursuant to Section 8.01(f) and Section 8.01(d), respectively, and (y) in the case of clause (iii) above, on the earlier of the date of the execution of such Alternative Acquisition Agreement and the date of consummation of the Acquisition Proposal referred to in clause (iii)(C) above.

(c)                If the Company fails promptly to pay the amounts due pursuant to Section 8.03(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in Section 8.03(b), the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in Section 8.03(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(d)               The Parties agree that the payment of the Termination Fee shall be the sole and exclusive monetary remedy available to Parent and Merger Sub under this Agreement in the event any such payment becomes due and payable and, upon payment of the Termination Fee by the Company, the Company, the Company’s Affiliates and its and their respective directors, officers, employees, shareholders and Representatives shall have no further liability to Parent and Merger Sub under this Agreement.

Section 8.04.      Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (i) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Applicable Law requires further approval by the shareholders of the Company without the further approval of such shareholders, and (ii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the shareholders of the Company unless required by Applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

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Section 8.05.      Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company shall require the approval of the shareholders of the Company unless such approval is required by Applicable Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.06.      Procedure for Termination. A termination of this Agreement pursuant to Section 8.01 shall, in order to be effective, require, in the case of the Company, Parent or Merger Sub, action by its Board of Directors or the duly authorized designee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of either Parent or the Company.

ARTICLE IX

General Provisions

Section 9.01.      Survival. The representations and warranties contained in or made pursuant to this Agreement shall not survive the Closing. The covenants and agreements of the parties hereto contained in or made pursuant to this Agreement that by their terms apply or are to be performed in whole or in part after the Closing, shall survive for the period provided in such covenants and agreements, if any, or until fully performed, and the covenants and agreements of the parties hereto that by their terms apply or are to be performed at or prior to the Closing shall not survive the Closing. Each covenant and agreement shall terminate after such survival period or full performance. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02.      Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic mail with receipt confirmed (followed by delivery of an original via overnight courier service) or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

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(a)	if to the Company, to:

Multi Packaging Solutions International Limited
150 E. 52nd St., 28th Floor
New York, New York 10022
	Attention:	Marc Shore, Chief Executive Officer
	Facsimile:	(866) 647-5128
	Email:	Marc.Shore@multipkg.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
191 North Wacker Drive, 32nd Floor
Chicago, Illinois 60606
	Attention:	Matthew J. Richards
	Facsimile:	(312) 845-5528
	Email:	Matthew.Richards@ropesgray.com

and

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199
	Attention:	Jane Goldstein
Zachary Blume
	Facsimile:	(617) 951-7050
	Email:	Jane.Goldstein@ropesgray.com
Zachary.Blume@ropesgray.com

(b)	if to Parent or Merger Sub, to:

WestRock Company
504 Thrasher Street, N.W.
Norcross, Georgia 30071
	Attention:	Robert McIntosh, General Counsel
	Facsimile:	(770) 263-3582
	Email	bob.mcintosh@westrock.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
	Attention:	Richard Hall
	Facsimile:	(212) 474-3700
	Email:	rhall@cravath.com

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Section 9.03.      Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms and conditions no less restrictive than the Confidentiality Agreement but need not contain standstill type restrictions, and that complies with the last sentence of Section 5.02(c).

“Action” means any claim, action, suit, arbitration, proceeding or investigation by or before any Governmental Entity.

“Affiliate” means, with respect to any specific Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Alternative Acquisition Agreement”) means any joint venture agreement, option agreement, alliance agreement, partnership agreement, merger agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) related to any Acquisition Proposal.

“Applicable Law(s)” means, with respect to any Person, any transnational, national, federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, directive or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise in this Agreement.

“Bermuda Companies Act” means the Companies Act 1981 of Bermuda, as amended.

“Business Day” means any day that is not a Saturday, or Sunday or other day on which (i) commercial banks in the City of New York, New York are required by Applicable Law to be closed or (ii) commercial banks and government offices in Bermuda are required by Applicable Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreements, labor union contracts, trade union agreements or foreign works council contracts with a trade union or other similar body.

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“Company Material Adverse Effect” means any effect, change, event, circumstance or occurrence that, individually or in the aggregate, has a material adverse effect on the assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no effect, change, event, circumstance or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred or may occur: (A) changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (B) changes generally affecting the industries in which the Company and its Subsidiaries operate; (C) changes or prospective changes in Applicable Law or GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (D) changes caused by the execution or announcement of this Agreement or the pendency of the consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or Governmental Entities (it being agreed that for purposes of Section 3.04, changes caused by the execution or announcement of this Agreement or the pendency of the consummation of the transactions contemplated hereby, as set forth in this clause (D), shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); (E) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism; (F) natural disasters, including tsunamis, pandemics, earthquakes, floods, storms, hurricanes and tornados; (G) any action taken by the Company or its Subsidiaries that is expressly required by ARTICLE VI or which is taken with the prior written consent of Parent in accordance with this Agreement; (H) changes or prospective changes in the Company’s credit ratings; (I) changes in the price or trading volume of the Company’s Shares; (J) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position; or (K) any litigation (however styled or characterized) arising from allegations of breach of fiduciary duty by the directors on the Company Board in connection with their approval of this Agreement or the transactions contemplated hereby or violation of Applicable Law by the directors on the Company Board in connection with their approval of this Agreement or the transactions contemplated hereby (it being understood that the exception in clause (K) hereof shall not affect a determination that any actual violation of Applicable Law may be, contributed to or may contribute to, a Company Material Adverse Effect or that the Company is in breach of ARTICLE III, and that the exceptions in clauses (H), (I) and (J) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (A) through (I) hereof) is, may be, contributed to or may contribute to, a Company Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clauses (A), (B), (C), (E) or (F) may be taken into account in determining whether or not there has been or may be a Company Material Adverse Effect to the extent such effect, change, event, circumstance or occurrence has a material disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate.

“Company Organizational Documents” means the Amended Memorandum of Association of the Company, as further amended on October 8, 2015, together with the Amended and Restated Bye-Laws of the Company.

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“Company Restricted Stock Award” means any restricted stock award, including any phantom restricted stock unit award, that is subject to time and/or performance vesting conditions and which is granted under any Company Stock Plan or otherwise.

“Company Restricted Stock Unit Award” means any restricted stock unit award that is subject to time and/or performance vesting conditions and which is granted under any Company Stock Plan or otherwise.

“Company Stock Plans” means the Multi Packaging Solutions International Limited 2015 Incentive Award Plan and the Multi Packaging Solutions International Limited 2016 Incentive Award Plan.

“Contract” means any contracts, subcontracts, agreements, leases, licenses, indentures, notes, bonds, concessions, franchises, commitments, sale and purchase orders, and other instruments, arrangements or understandings of any kind.

“DOJ” means the United States Department of Justice.

“Dissenting Holder” means a holder of Company Shares who did not vote in favor of the Merger and who complies with all of the provisions of the Bermuda Companies Act concerning the right of holders of Company Shares to require appraisal of their Company Shares pursuant to Applicable Law.

“Dissenting Shares” means Company Shares held by a Dissenting Holder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Facility” means the credit facilities governed by that certain Restated Credit Agreement, dated as of February 14, 2014 among Chesapeake/MPS Merger Limited, Chesapeake US Holdings Inc., Multi Packaging Solutions, Inc., Mustang Parent Corp., Chesapeake Finance 2 Limited, Barclays Bank PLC as administrative agent, collateral agent and L/C issuer and the other lenders party thereto, as amended or otherwise modified by that certain Incremental Joinder Agreement and Amendment, dated as of April 4, 2014, that certain Third Amendment to Credit Agreement, dated as of May 9, 2014, that certain Second Incremental Joinder Agreement and Amendment, dated as of November 21, 2014, that certain Fourth Amendment to Credit Agreement, dated as of December 16, 2014, and that certain Fifth Amendment to Credit Agreement and Third Incremental Joinder, dated as of October 14, 2016, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof.

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“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)).

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations under such HSR Act.

“Indebtedness” means, with respect to any Person, all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar Contracts, (iii) in respect of outstanding letters of credit, or (iv) in respect of all guarantees, keepwell or similar arrangements for any of the foregoing.

“Intellectual Property” means all of the following whether arising under the Applicable Laws of the United States or of any other jurisdiction: (a) patents and patent applications (including patents issued thereon), reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations, (b) trademarks, service marks, trade names, trade dress, service names, Internet domain names, designs, slogans, logos, general intangibles of like nature and other identifiers of same, and any and all common law rights, and registrations, applications for registration thereof, reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations, (c) copyrights, moral rights, mask work rights, in each case whether or not registered, and registrations, applications for registration thereof, reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations, (d) rights in trade secrets and confidential business information (including ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information), (e) computer software, computer programs, computer data bases and related documentation, (f) other intellectual property rights (in whatever form or medium) and (g) goodwill in the foregoing.

“Knowledge” means, with respect to the Company, the actual knowledge of the individuals set forth on Section 9.03(a) of the Company Disclosure Letter and the knowledge that such individuals would have after reasonable due inquiry, and, with respect to Parent or Merger Sub, the actual knowledge of the individuals set forth on Section 9.03(a) of the Parent Disclosure Letter and the knowledge that such individuals would have after reasonable due inquiry.

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“Lien” means, with respect to any property or asset, any mortgage, deed of trust, pledge, hypothecation, security, interest, encumbrance, claim, lien or charge of any kind.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Parent Material Adverse Effect” means any event, change, circumstance or occurrence that, individually or in the aggregate, would prevent or materially delay or adversely affect the ability of Parent or Merger Sub to consummate the Merger.

“Permits” means licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities.

“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business, (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) Liens that are disclosed on the most recent consolidated balance sheet of the Company, or the notes thereto, included in the Company SEC Documents filed prior to the date hereof, (iv) requirements and restrictions of zoning, building and other Applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the business of the Company and its Subsidiaries as currently conducted, (v) statutory Liens over real property of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings, (vi) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business in connection with the importation of goods, (vii) Liens over tangible assets incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or other similar financing arrangements with respect to those assets and (viii) other than with respect to any capital stock or other equity interests or equity securities, such other Liens or imperfections of title that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection of title.

“Person” means any natural person, general or limited partnership, company, corporation, trust, limited liability company, limited liability partnership, firm, association, Governmental Entity or other legal entity.

“Regulation S-X” means Regulation S-X promulgated by the SEC, as amended and in effect at the time in question.

“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

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“Required Antitrust Approvals” means those anti-trust notifications and approvals set forth on Section 9.02 of the Company Disclosure Letter.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations under the Securities Act.

“Specified Employee” means any executive officer, managing director or employee listed on Section 9.03(b) of the Company Disclosure Letter.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations under SOX.

“Statutory Merger Agreement” means the statutory merger agreement between the Company and Merger Sub substantially in the form of the agreement attached as Exhibit B.

“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or indirectly through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control.

“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed relating to Taxes.

“Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, franchise, value added and other taxes, imposts, levies, duties, fees or other like assessments or charges of any kind, in each case in the nature of a tax, imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“UK Bribery Act” means Bribery Act 2010 (c.23), as amended, and any rules, regulations and guidance promulgated thereunder.

Section 9.04.      Rules of Construction. Interpretation of this Agreement (except as specifically provided in this Agreement, in which case such specified rules of construction shall govern with respect to this Agreement) shall be governed by the following rules of construction: (a) words in singular shall be held to include the plural and vice versa, and words of one general shall be held to include the other gender as the context requires; (b) references made to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated; (c) the table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (d) any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement; (e) when the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation; (f) the words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (g) the term “or” is not exclusive; (h) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (j) all pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require; (k) any agreement, instrument or Applicable Law defined or referred to herein means such agreement, instrument or Applicable Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated; (l) references to a Person are also to its permitted successors and assigns; and (m) unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

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Section 9.05.      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 9.06.      Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (.pdf)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07.      Entire Agreement; No Third-Party Beneficiaries. This Agreement and any exhibits, annexes or schedules hereto, including the Company Disclosure Letter, together with the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof, and, except for (i) if the Effective Time occurs, the right of the holders of Company Shares to receive the Merger Consideration and (ii) the provisions set forth in Section 6.04 of this Agreement, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

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Section 9.08.      Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the Laws that might otherwise govern under applicable principles of conflicts of law, except to the extent any provisions of this Agreement which relate to the exercise of a director’s or officer’s fiduciary duties, statutory duties, obligations and/or statutory provisions, or which arise under, the laws of Bermuda (including those applicable to the Merger) shall be governed by and in accordance with the laws of Bermuda.

(b)               The parties to this Agreement irrevocably submit to the exclusive jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement (other than the Statutory Merger Agreement, which shall be interpreted, construed, governed and enforced as set forth therein), and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document (other than the Statutory Merger Agreement, which shall be interpreted, construed, governed and enforced as set forth therein), that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document (other than the Statutory Merger Agreement, which shall be interpreted, construed, governed and enforced as set forth therein) may not (as a result of a lack of personal jurisdiction) be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding may be heard and determined in such a Delaware state or federal court. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.02 or in such other manner as may be permitted by Applicable Laws, shall be valid and sufficient service thereof.

(c)                EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08.

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Section 9.09.      Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.09 shall be null and void.

Section 9.10.      Specific Enforcement. Each party hereto acknowledges and agrees that a breach by it of this Agreement would cause irreparable damage to the other parties hereto and that no party hereto will have an adequate remedy at law. Therefore, it is agreed that each party shall be entitled to specific performance and injunctive relief to prevent breaches of this Agreement, including in the case of the Company, the right to specific performance and injunctive relief to cause Parent and Merger Sub to effect the Closing in accordance with the requirements of Section 1.02 of this Agreement. Such remedies shall, however, be cumulative and not exclusive and, subject to Section 8.03(d), shall be in addition to any other remedies which any party may have under this Agreement or otherwise. Each of the parties hereto expressly disclaims that it is owed any duties not expressly set forth in this Agreement, and waives and releases any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED

By	/s/ Marc P. Shore
Name:	Marc P. Shore
Title:	Chairman of the Board and Chief Executive Officer

WESTROCK COMPANY

By:	/s/ Steven C. Voorhees
Name:	Steven C. Voorhees
Title:	Chief Executive Officer and President

WRK MERGER SUB LIMITED

By:	/s/ Steven C. Voorhees
Name:	Steven C. Voorhees
Title:	Chief Executive Officer and President